EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

roth ch ACQUISITION i CO.,

roth ch MERGER SUB CORP.,

roth ch MERGER SUB LLC,

roth ch ACQUISITION I CO. PARENT CORP.,

and

purecycle technologies LLC

Dated as of November 16, 2020

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(ii)

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(iii)

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(iv)

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ANNEXES

Annex I	–	RH Certificate of Merger
Annex II	–	PCT Certificate of Merger
Annex III	–	Assumed Indebtedness
Annex IV	–	Insiders

EXHIBITS
Exhibit A	–	Form of Investor Rights Agreement
Exhibit B	–	Founder Support Agreement
Exhibit C	–	Company Support Agreement
Exhibit D	–	Certificate of Incorporation of RH Surviving Company
Exhibit E-1	–	Amended and Restated Certificate of Incorporation of Holdings
Exhibit E-2	–	Amended and Restated Bylaws of Holdings
Exhibit F	–	Post-Closing Officers and Directors for the PCT Surviving
Company and the RH Surviving Company
Exhibit G	–	Post-Closing Officers and Directors of Holdings
Exhibit H	–	Exchange Agent Agreement
Exhibit I	–	List of Company Warrants
Exhibit J	–	Form of Employment Agreement
Exhibit K	–	Holdings Equity Compensation Plan

Disclosure Letter

(v)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 16, 2020, is entered into by and among Roth CH Acquisition I Co., a Delaware corporation, (“Acquiror”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Holdings”), Roth CH Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub Corp”), Roth CH Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“Merger Sub LLC”), and PureCycle Technologies LLC, a Delaware limited liability company (the “Company”). Acquiror, Holdings, Merger Sub Corp, Merger Sub LLC and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”. Certain terms used in this Agreement are defined in Section 10.13(a).

RECITALS:

WHEREAS, Acquiror is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, the Company is in the business of recycling polypropylene to remove color, odor, and other contaminants from recycled feedstock using technology licensed from Procter & Gamble (the “Business”);

WHEREAS, Holdings is a newly formed, wholly-owned direct Subsidiary of Acquiror, and was formed for the purpose of the Transactions, and the Parties have agreed that it is desirable to utilize Holdings to effectuate the Mergers and for Holdings to register with the SEC to become a publicly traded company;

WHEREAS, Merger Sub Corp, a newly formed, wholly-owned direct Subsidiary of Holdings, is to merge with and into Acquiror, with Acquiror surviving as the RH Surviving Company and wholly-owned subsidiary of Holdings (the “RH Merger”);

WHEREAS, simultaneously with the RH Merger, Merger Sub LLC, a newly formed, wholly-owned, direct Subsidiary of Holdings, is to merge with and into the Company, with the Company surviving as the PCT Surviving Company and wholly-owned subsidiary of Holdings (the “PCT Merger,” and together with the RH Merger, the “Mergers”);

WHEREAS, following the Mergers, Holdings will contribute to the RH Surviving Company, and the RH Surviving Company will acquire from Holdings, all of the issued and outstanding PCT Surviving Company Common Units directly held by Holdings such that, following the Holdings Contribution, the PCT Surviving Company will be a wholly-owned direct Subsidiary of the RH Surviving Company;

WHEREAS, in connection with the Transactions, Roth Capital Partners, LLC (“Roth”), Craig-Hallum Capital Group, LLC (“C-H”), Byron Roth, Gordon Roth, Rick Hartfiel, John Lipman, the directors of Acquiror and certain other Insiders, in their capacities as stockholders of Acquiror, Acquiror, Holdings, and certain PCT Securityholders will enter into the Investor Rights Agreement at Closing providing for the registration rights and board designation rights contained therein, in substantially the form attached hereto as Exhibit A (the “Investor Rights Agreement”);

whereas, in accordance with Delaware General Corporation Law (the “DGCL”), the board of directors of Acquiror has (i) determined that the Mergers and the other Transactions are in the best interests of Acquiror and the Acquiror Stockholders, (ii) approved and declared advisable this Agreement, the Mergers and the other Transactions, and (iii) recommended approval and adoption by its stockholders of this Agreement, the Mergers and the other Transactions;

WHEREAS, in accordance with the DGCL, the board of directors of Holdings has approved and adopted this Agreement, the Mergers and the other Transactions;

whereas, in accordance with the DGCL, the board of directors of Merger Sub Corp. has (i) determined that the RH Merger and the other Transactions are in the best interests of Merger Sub Corp. and its sole stockholder, Holdings, (ii) approved and declared advisable this Agreement, the RH Merger and the other Transactions and (iii) recommended approval and adoption by its sole stockholder, Holdings, of this Agreement, the Mergers and the other Transactions;

WHEREAS, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the board of managers of Merger Sub LLC has (i) determined that the PCT Merger and the other Transactions are in the best interests of Merger Sub LLC and its sole member, Holdings and (ii) approved and declared advisable this Agreement, the PCT Merger and the other Transactions;

WHEREAS, in accordance with the DLLCA, the board of directors of the Company has (i) determined that the PCT Merger and the other Transactions are in the best interests of the Company and the PCT Securityholders and (ii) approved and declared advisable this Agreement, the PCT Merger and the other Transactions;

WHEREAS, in conjunction with the Transactions, Acquiror is obligated under the terms of its certificate of incorporation to provide the Acquiror Public Stockholders who purchased Acquiror Public Shares in the IPO with the option to have their Acquiror Public Shares redeemed for the consideration, on the terms and subject to the conditions and limitations, set forth in the Prospectus and the certificate of incorporation of Acquiror;

WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for (i) a private placement of shares of Acquiror Common Stock (the “PIPE Placement”), and (ii) a private placement of Company LLC Units (the “Pre-PIPE Financing” and collectively with the PIPE Placement, the “PIPE Financing”), in the aggregate amount of $310,000,000 pursuant to the terms of one or more subscription agreements or purchase agreements (each, a “Subscription Agreement”), such Pre-PIPE Financing to be consummated on or about the date hereof and such PIPE Placement to be consummated on a transitory basis immediately prior to the consummation of the Transactions and (i) such Company LLC Units to be exchanged for shares of Holdings in the PCT Merger and the proceeds of such Pre-PIPE Financing to be released to the Company on or about the date hereof and (ii) such Acquiror Common Stock to be immediately exchanged upon issuance for shares of Holdings in the RH Merger and the proceeds of such PIPE Placement (other than the aggregate par value of the Acquiror Common Stock, which will be released to Acquiror) will be released upon the consummation of the PIPE Placement to Holdings;

WHEREAS, contemporaneously with the execution of this Agreement, (a) Roth, C-H, Byron Roth, Gordon Roth, Rick Hartfiel, John Lipman, the directors of Acquiror and certain other Insiders, in their capacities as stockholders of Acquiror, have each entered into that certain support agreement in the form attached hereto as Exhibit B (the “Founder Support Agreement”), pursuant to which such stockholders of Acquiror agreed to, among other things, vote in favor of each of the Voting Matters and (b) certain PCT Securityholders have entered into a voting and support agreement in substantially the form attached hereto as Exhibit C (the “Company Support Agreement”), pursuant to which such PCT Securityholders have agreed, subject to certain exceptions, to approve this Agreement and the other Transactions;

WHEREAS, contemporaneously with the execution of this Agreement, Holdings and certain key employees of the Company (including Michael Dee as the Chief Financial Officer) have entered into employment agreements to be effective as of the date hereof; and

WHEREAS, contemporaneously with the execution of this Agreement, Holdings has executed and delivered to the Company a joinder to the Right of First Refusal Agreement, dated as of October 7, 2020, by and between the Company and the entities listed on Schedule A thereto (the “ROFR Agreement”), pursuant to which Holdings agrees to be subject to all of the terms and obligations applicable to any Company Group member (as defined in the ROFR Agreement) (the “ROFR Joinder”).

NOW, THEREFORE, in consideration of the premises, covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I.

THE MERGERS

Section 1.1.         Closing Date Certificate. No sooner than five or later than three Business Days prior to the Closing Date, Acquiror will deliver to the Company a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which sets forth Acquiror’s good faith calculation of the Available Closing Date Trust Cash and Available Closing Date Total Cash (including reasonable supporting detail thereof), in each case determined in accordance with the definitions set forth in this Agreement.

Section 1.2.          Mergers; Contribution.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, Holdings and Merger Sub Corp will cause the consummation of the RH Merger, pursuant to which Merger Sub Corp will be merged with and into Acquiror, with Acquiror being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “RH Surviving Company”) following the consummation of the RH Merger and the separate corporate existence of Merger Sub Corp will cease. The RH Merger will be effective (i) in accordance with this Agreement and the DGCL and (ii) at the time on the Closing Date specified in a certificate of merger between Merger Sub Corp and Acquiror in the form of Annex I to be filed with the Secretary of State of Delaware (the “RH Certificate of Merger”), which will be the same time as the PCT Effective Time (the “RH Effective Time”).

(b)         Simultaneously with the RH Merger, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, the Company, Holdings and Merger Sub LLC will cause the consummation of the PCT Merger, pursuant to which Merger Sub LLC will be merged with and into the Company, with the Company being the surviving company (which is sometimes hereinafter referred to for the periods at and after the PCT Effective Time as the “PCT Surviving Company”) following the consummation of the PCT Merger and the separate legal existence of Merger Sub LLC will cease. The PCT Merger will be effective (i) in accordance with this Agreement and the DLLCA and (ii) at the time on the Closing Date specified in a certificate of merger between Merger Sub LLC and the Company in the form of Annex II to be filed with the Secretary of State of Delaware (the “PCT Certificate of Merger” and together with the RH Certificate of Merger, the “Certificates of Merger”), which will be the same time as the RH Effective Time (the “PCT Effective Time” and together with the RH Effective Time, the “Effective Time”).

(c)          On the Closing Date, immediately following the Effective Time, Holdings will contribute to PCT Surviving Company the proceeds of the PIPE Placement (other than the aggregate par value of the Acquiror Common Stock, which will be disbursed to Acquiror). Within two days following the Effective Time, Holdings will contribute to the RH Surviving Company all right, title and interest in and to the PCT Surviving Company Common Units held by Holdings after giving effect to the transactions contemplated by Section 1.2(a) and Section 1.2(b) (the “Holdings Contribution”).

Section 1.3.          Closing. In lieu of an in-person meeting, the closing of the Transactions (the “Closing”) will be accomplished by teleconference and electronic exchange of documents (in .pdf or image format) on the date which is two Business Days after the date on which all conditions set forth in ARTICLE VIII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE VIII, and provided that this Agreement has not been terminated pursuant to its terms, on the Closing Date, Acquiror, Holdings, Merger Sub Corp, Merger Sub LLC and the Company will cause the respective Certificates of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and the Sections 18-204 and 18-209 of the DLLCA, as applicable.

Section 1.4.          Effects of the Mergers.

(a)          The RH Merger will have the effects set forth in this Agreement and the DGCL.

(b)          The PCT Merger will have the effects set forth in this Agreement and the DLLCA.

Section 1.5.          Organizational Documents.

(a)          At the Effective Time, by virtue of the RH Merger: (i) the certificate of incorporation of Acquiror as in effect immediately prior to the RH Effective Time will be amended and restated to read in its entirety as set forth in Exhibit D, and as so amended will be the certificate of incorporation of the RH Surviving Company until thereafter amended as provided therein or by the DGCL and (ii) the bylaws of Acquiror as in effect immediately prior to the Effective Time will be amended and restated to be identical to the bylaws of Merger Sub Corp as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub Corp will be replaced with references to the name of Acquiror, and as so amended will be the bylaws of the RH Surviving Company.

(b)         At the Effective Time, by virtue of the PCT Merger (i) the certificate of formation of the Company as in effect immediately prior to the PCT Effective Time will be the certificate of formation of the PCT Surviving Company and (ii) the limited liability company agreement of the Company as in effect immediately prior to the PCT Effective Time will be amended and restated to be identical to the limited liability company agreement of Merger Sub LLC as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub LLC will be replaced with references to the name of the Company, and as so amended will be the limited liability company agreement of the PCT Surviving Company.

(c)          Immediately prior to the Effective Time, the parties will take all action necessary such that (i) the certificate of incorporation of Holdings will be amended and restated to read in its entirety in substantially the form set forth on Exhibit E-1 (the “Amended and Restated Certificate of Incorporation of Holdings”), and (ii) the bylaws of Holdings will be amended and restated to read in its entirety in substantially the form set forth on Exhibit E-2 (the “Amended and Restated Bylaws of Holdings”).

Section 1.6.          Directors and Officers.

(a)          The parties will take all actions necessary such that upon and following the Holdings Contribution, (i) the RH Surviving Company will be the managing member of the PCT Surviving Company and the officers set forth on Exhibit F for the PCT Surviving Company will be the officers of the PCT Surviving Company and (ii) Holdings will be the sole stockholder of the RH Surviving Company and the directors and officers set forth on Exhibit F for the RH Surviving Company will be the directors and officers of the RH Surviving Company.

(b)         Acquiror will take all action to cause effective as of the Closing, (i) the individuals set forth as directors set forth on Exhibit G to be appointed as directors of Holdings (“Post-Closing Holdings Directors”) and (ii) the individuals set forth as officers on Exhibit G to be appointed as officers of Holdings.

ARTICLE II.

MERGER CONSIDERATION

Section 2.1.          Conversion of Shares of Acquiror Common Stock and Merger Sub Corp Stock.

(a)          At the RH Effective Time, by virtue of the RH Merger and without any action on the part of any Acquiror Stockholder, each share of Acquiror Common Stock (an “Acquiror Common Share”) that is issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares, which will not constitute “Acquiror Common Shares” hereunder), will thereupon be converted into, and the holder of such Acquiror Common Share will be entitled to receive, one Holdings Common Share (the “RH Per Share Merger Consideration” and in the aggregate, the “RH Merger Consideration”) for such Acquiror Common Share. All of the shares of Acquiror Common Stock converted into the right to receive the RH Per Share Merger Consideration pursuant to this ARTICLE II will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate previously representing any such shares of Acquiror Common Stock will thereafter cease to have any rights with respect to such securities, except the right to receive the RH Per Share Merger Consideration into which such shares of Acquiror Common Stock have been converted in the RH Merger.

(b)         At the RH Effective Time, by virtue of the RH Merger and without any action on the part of Holdings or Merger Sub Corp, each share of common stock, par value $0.001 per share, of Merger Sub Corp will no longer be outstanding and will thereupon be converted into and become one share of common stock, par value $0.001 per share, of the RH Surviving Company.

(c)          At the RH Effective Time, without any action on the part of any holder of Excluded Shares, each Excluded Share will be surrendered and cancelled and will cease to exist and no consideration will be delivered or deliverable in exchange therefor.

Section 2.2.          Conversion of LLC Interests of the Company and Merger Sub LLC.

(a)          Subject to the provisions of Section 2.2(b), at the PCT Effective Time, by virtue of the PCT Merger and without any action on the part of any PCT Securityholder, the Company LLC Interests that are issued and outstanding immediately prior to the Effective Time, will thereupon be converted into, and each PCT Securityholder will be entitled to receive in respect of the Company LLC Interests held by such holder, the number of PCT Merger Shares (calculated in accordance with the distribution waterfall provisions of the limited liability company agreement of the Company) for such Company LLC Interests as set forth opposite to such PCT Securityholder’s name in a schedule that will be delivered by the Company to Acquiror at least two Business Days prior to the Closing (the “PCT Securityholder Allocation Schedule”), which is incorporated herein by reference. A preliminary PCT Securityholder Allocation Schedule is set forth on Section 2.2(a) of the Disclosure Letter. All of the Company LLC Interests converted into PCT Merger Consideration pursuant to this ARTICLE II will no longer be outstanding and will automatically be cancelled and will cease to exist, and each PCT Securityholder will thereafter cease to have any rights with respect to such securities, except the right to receive such Person’s portion the PCT Merger Consideration.

(b)          With respect to any Company Class C Units that are unvested as of immediately prior to the PCT Effective, the PCT Merger Shares received in exchange for such unvested Company Class C Units will be restricted shares, subject to the same vesting schedule and forfeiture restrictions as the unvested Company Class Units, pursuant to restricted stock agreements to be entered into or otherwise effective between Holdings and such holder of unvested Company Class C Units.

(c)          At the PCT Effective Time, by virtue of the PCT Merger and without any action on the part of Holdings or Merger Sub LLC, each Merger Sub LLC Unit will no longer be outstanding and will thereupon be converted into and become one PCT Surviving Company Common Unit.

Section 2.3.          PCT Merger Share Adjustment. Two Business Days prior to the anticipated Closing Date, the Company will deliver to Acquiror (i) the calculation of the Indebtedness of the Company as of such time (by 8:00 PM Eastern Time), (ii) the number of Company Class A Units issued pursuant to conversion of any of the Convertible Notes (including the value of such Company Class A Units), if any, and (iii) the calculation of the number of PCT Merger Shares to be issued in connection with the PCT Merger (including notations for any adjustments in accordance with below). The number of PCT Merger Shares to be issued in connection with the PCT Merger will be adjusted as follows:

(a)          If the Indebtedness of the Company on the Closing Date is greater than the Assumed Indebtedness, then the number of PCT Merger Shares to be issued in connection with the PCT Merger will be reduced at a rate of one Holdings Common Share for each $10.00 increment that the total Indebtedness of the Company is greater than the Assumed Indebtedness. If the Indebtedness of the Company is equal to or less than the Assumed Indebtedness, then no adjustment under this Section 2.3(a) will be made to the number of PCT Merger Shares to be issued in connection with the PCT Merger. Any adjustment to the PCT Merger Shares pursuant to this Section 2.3(a) will be in whole Holdings Common Shares and no adjustment will be made for any divergence that is in an increment of $9.99 or less.

(b)          If any of the Convertible Notes are exercised prior to the Effective Time, then the number of PCT Merger Shares to be issued in connection with the PCT Merger will be increased by the number of Convertible Notes Shares.

Section 2.4.          Exchange Agent; Delivery of Merger Consideration.

(a)          Prior to the RH Effective Time, Company will appoint an exchange agent (the “Exchange Agent”) reasonably satisfactory to the Acquiror and Holdings, it being agreed that Continental Stock Transfer and Trust Company is an acceptable Exchange Agent, for the purpose of exchanging certificates (collectively, the “Certificates”), if any, representing Acquiror Common Shares for delivery of the consideration payable in respect of Acquiror Common Shares and Company LLC Interests pursuant to the provisions of this ARTICLE II and collecting letters of transmittal and other documents from the holders of Acquiror Common Shares and the PCT Securityholders, and will enter into an agreement with such Exchange Agent in substantially the form attached hereto as Exhibit H.

(b)          Promptly following the Effective Time, Holdings will cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Acquiror Common Shares and the Company LLC Interests (collectively, the “Holders”), the RH Merger Consideration issuable pursuant to the RH Merger and the PCT Merger Shares issuable pursuant to the PCT Merger. All book-entry shares representing Holdings Common Shares deposited by Holdings with the Exchange Agent for distribution pursuant to this ARTICLE II and the PCT Securityholder Allocation Schedule are referred to in this Agreement as the “Exchange Fund”. The Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by the Company, deliver the appropriate Holdings Common Shares out of the Exchange Fund to Holders pursuant to the provisions of this ARTICLE II. The Exchange Fund will not be used for any other purpose.

(c)          The holders of such Acquiror Common Shares will be entitled to receive in exchange therefor the RH Per Share Merger Consideration into which such Acquiror Common Shares have been converted pursuant to Section 2.1(a). Until surrendered as contemplated by Section 2.4(e), each Acquiror Common Share will be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the RH Per Share Merger Consideration that the holders of Acquiror Common Shares were entitled to receive in respect of such shares pursuant to this Section 2.4(c). Notwithstanding the foregoing, if a Certificate evidencing Acquiror Common Shares is held in electronic form, then surrender of such Certificate will be effected upon delivery of a confirmation of cancellation of such certificate from Acquiror’s transfer agent.

(d)          The Holders of such Company LLC Interests will be entitled to receive in exchange therefor such Holder’s portion of the PCT Merger Shares into which such Company LLC Interests have been converted pursuant to Section 2.2(a). Each Company LLC Interest will be deemed at any time from and after the Effective Time to represent only the right to receive such Holder’s portion of the PCT Merger Shares that the holders of Company LLC Interests were entitled to receive in respect of such interests pursuant to this Section 2.4(d).

(e)         Each Holder, (i) in the case of holders of Acquiror Common Shares, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), if any, and (ii) in the case of the holders of Company LLC Interests, as set forth in the PCT Securityholder Allocation Schedule (for the avoidance of doubt, without the need to surrender any Certificate or other evidence of interest, except where a Certificate has been issued for such Company LLC Interests as notated on the PCT Securityholder Allocation Schedule), and in either case, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor the consideration payable pursuant to the provisions of this ARTICLE II.

(f)          Any portion of the Exchange Fund that remains unclaimed by the Holders on the date that is one year after the Closing Date will be returned by the Exchange Agent to Holdings, upon demand, and any such Holder who has not exchanged such Holder’s Acquiror Common Shares or Company LLC Interests for the consideration payable pursuant to the provisions of this ARTICLE II and, if applicable, the PCT Securityholder Allocation Schedule prior to that time will thereafter look only to Holdings for delivery of such consideration.

Notwithstanding the foregoing, neither Holdings nor any of its Affiliates will be liable to any Holders for any consideration payable pursuant to the provisions of this ARTICLE II delivered to a public official pursuant to applicable abandoned property Laws.

(g)          No fractional Holdings Common Shares will be issued by virtue of the Mergers.

(h)          The PCT Merger Consideration will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock issuance, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Common Stock or Holdings Common Shares occurring on or after the date hereof and prior to the Effective Time.

Section 2.5.          Warrants.

(a)          At the Effective Time, by virtue of the RH Merger and without any action on the part of any holder of Acquiror Warrants, each Acquiror Warrant that is outstanding immediately prior to the Effective Time will, pursuant to and in accordance with Section 4.5 of the Warrant Agreement, be modified to provide that such Acquiror Warrant will no longer entitle the holder thereof to purchase the amount of share(s) of Acquiror Common Stock set forth therein and in substitution thereof such Acquiror Warrant will entitle the holder thereof to purchase upon exercise of such Acquiror Warrant such equal number of Holdings Common Share(s) per such Acquiror Warrant.

(b)          Each Company Warrant listed on Exhibit I that is outstanding immediately prior to the Effective Time will be canceled and such agreement terminated pursuant to a conditional replacement warrant issued by Holdings. Each such conditional replacement warrant will be executed by Holdings, the Company and such holder of the Company Warrant on the date hereof and will become effective and exercisable on the Closing in accordance with its terms.

Section 2.6.          Guarantee and PCT Indebtedness. At the Closing, Holdings will unconditionally guarantee (in accordance with the Indenture Documents) the Company’s obligations under the Indenture Documents as required thereunder.

Section 2.7.          Earnout.

(a)          With respect to Section 2.7(a)(i), from and after the six-month anniversary of the Closing Date until the third anniversary of the Closing Date and with respect to Section 2.7(a)(ii) after the Closing Date (as applicable to such clause, the “Earnout Period”), promptly (but in any event within five Business Days) after the occurrence of any of the following (any one or more of which may occur at the same time), Holdings will issue, up to an aggregate of 4,000,000 additional Holdings Common Shares (subject to any adjustment pursuant to Section 2.7(e), the “Earnout Shares,” and such consideration the “PCT Earnout Share Consideration”) to each PCT Securityholder, as set forth on the PCT Securityholder Allocation Schedule, as additional consideration for the Transactions (and without the need for additional consideration from any PCT Securityholder), fully paid and free and clear of all Liens other than applicable federal and state securities law restrictions:

(i)    if the Holdings Common Share Price is greater than $18.00 (such share price as adjusted pursuant to this Section 2.7, the “Target Price”) for any period of 20 trading days out of 30 consecutive trading days, an aggregate of 50% of the Earnout Shares; and

(ii)  upon the Ironton, Ohio plant becoming operational, as certified by Leidos in accordance with the Municipal Bond Documents, an aggregate of 50% of the Earnout Shares.

(b)           Upon the first Change in Control to occur during the Earnout Period, if the price per share paid or payable to the stockholders of Holdings in connection with such Change in Control is equal to or greater than the Target Price, Holdings will, no later than immediately prior to the consummation of such Change in Control, issue to each PCT Securityholder, as set forth on the PCT Securityholder Allocation Schedule, as additional consideration for the Transactions (and without the need for additional consideration from any PCT Securityholder), free and clear of all Liens other than applicable federal and state securities law restrictions, 50% of the Earnout Shares. Upon the first Change in Control (substituting “80%” for “50% in the definition thereof) to occur during the Earnout Period, if the price per share paid or payable to the stockholders of Holdings in connection with such Change in Control is equal to or greater than $10.00 per share, Holdings will, no later than immediately prior to the consummation of such Change in Control, issue to each PCT Securityholder, as set forth on the PCT Securityholder Allocation Schedule, as additional consideration for the Transactions (and without the need for additional consideration from any PCT Securityholder), free and clear of all Liens other than applicable federal and state securities law restrictions, 50% of the Earnout Shares.

(c)           At all times during the Earnout Period, Holdings will keep available for issuance a sufficient number of unissued Holdings Common Shares to permit Holdings to satisfy its issuance obligations set forth in this Section 2.7 and will take all actions required to increase the authorized number of Holdings Common Shares if at any time there will be insufficient unissued Holdings Common Shares to permit such reservation.

(d)           Holdings will take such actions as are reasonably requested by the PCT Securityholders to evidence the issuances pursuant to this Section 2.7.

(e)           The Earnout Shares and the Target Price will be adjusted appropriately to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdings Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Holdings Common Shares, occurring on or after the date hereof and prior to the time any such Earnout Shares are delivered to the PCT Securityholders. It is the intent of the Parties that such adjustments will be made in order to provide to the PCT Securityholders the same economic effect as contemplated by this Agreement as if no change with respect to the Holdings Common Shares had occurred.

(f)            During the Earnout Period, Holdings will take all reasonable efforts for (i) Holdings to remain listed as a public company on, and for the Holdings Common Shares (including, when issued, the Earnout Shares) to be tradable over, Nasdaq and (ii) the Earnout Shares, when issued, to be approved for listing on Nasdaq; provided, however, that the foregoing will not limit Holdings from consummating a Change in Control or entering into an agreement that contemplates a Change in Control. Upon the consummation of any Change in Control during the Earnout Period, other than as set forth in Section 2.7(b), Holdings will have no further obligations pursuant to this Section 2.7(f).

Section 2.8.          Payment of Expenses.

(a)           On or prior to the Closing Date, the Company will provide to Acquiror a written report setting forth a list of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), to be paid by Holdings on or following the Closing Date (and subject to the consummation of the Transactions), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date.

(b)           On or prior to the Closing Date, Acquiror will provide to the Company a written report setting forth a list of the Acquiror Transaction Expenses, which may be included as part of the Closing Date Certificate.

Section 2.9.          Withholding. Notwithstanding any provision contained herein to the contrary, the Company, Acquiror and Holdings will be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law. If Holdings, Acquiror or the Company so withholds amounts and remits such amounts to the applicable Governmental Authority, such amounts so withheld and remitted will be treated for all purposes of this Agreement as having been paid to such Person. At least five Business Days prior to the Closing, (a) Holdings and the Company will notify Acquiror of any anticipated withholding with respect to the RH Merger, consult with Acquiror in good faith to determine whether such deduction and withholding is required under applicable Law and cooperate with Acquiror in good faith to minimize the amount of any applicable withholding and (b) Holdings and Acquiror will notify the Company of any anticipated withholding with respect to the PCT Merger, consult with the Company in good faith to determine whether such deduction and withholding is required under applicable Law and cooperate with the Company in good faith to minimize the amount of any applicable withholding.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter (which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent of its face or cross-referenced), the Company represents and warrants to each Acquiror Party as of the date of this Agreement and the Closing Date as hereafter set forth in this ARTICLE III (except for representations and warranties that are made as of a specific date, which are made only as of such date):

Section 3.1.          Organization, Qualification and Standing.

(a)          The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and is in good standing in every jurisdiction in which the conduct of its business or the nature of its properties requires such registration qualification or authorization. The Company has all requisite power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business, except where the failure to have such power, authority and approvals would not, individually or in the aggregate, be material to the Company. The Organizational Documents of the Company, true, complete and correct copies of which have been made available to Acquiror, are in full force and effect. The Company is not in violation of its Organizational Documents.

(b)         Section 3.1(b) of the Disclosure Letter sets forth a true, complete and correct list of each Subsidiary of the Company, and except as set forth on Section 3.1(b) of the Disclosure Letter, the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person. Each Subsidiary of the Company has been duly formed and is validly existing as a limited liability company in good standing under the Laws of the jurisdiction of formation. Each Subsidiary of the Company has the requisite limited liability company power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, except where the failure to have such power, authority and approvals would not, individually or in the aggregate, be material to the Company or its Subsidiaries. All of the issued and outstanding equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by the Company or one of its Subsidiaries free and clear of any Lien (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) except Permitted Liens. None of the Company’s Subsidiaries is in violation of its Organizational Documents.

Section 3.2.          Authority; Enforceability. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the Transactions. The execution and delivery of this Agreement, the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been, and the other Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each Acquiror Party, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 3.3.        Consents; Required Approvals. No notices to, filings with, or authorizations, consents or approvals from any Governmental Authority or any other Person are necessary for the execution, delivery or performance by the Company of this Agreement, each other Transaction Document or the consummation by the Company of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) the Hart-Scott-Rodino Act pre-merger notification filing with the Federal Trade Commission and the Department of Justice (the “HSR Filing”), (c) the PCT Securityholder Approval, (d) the items listed on Section 3.3 of the Disclosure Letter, and (e) where the failure to make such filings or notifications would not, individually or in the aggregate, be material to the Company.

Section 3.4.          Non-contravention. Except as set forth on Section 3.4 of the Disclosure Letter, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party, by the Company and the consummation of the Transactions and compliance with the provisions hereof and thereof do not and will not with or without notice or lapse of time or both (a) violate any Law or Order to which the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ Assets are subject, (b) violate any provision of the Organizational Documents of the Company or any Subsidiary thereof, (c) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or Assets is subject, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or Assets of the Company or its Subsidiaries, except in the case of each clause (a), (c) and (d), for any conflicts, violations, breaches, defaults, Liabilities, terminations, amendments or Liens where the failure to obtain such consents, would not, individually or in the aggregate, be material to the Company.

Section 3.5.          Capitalization.

(a)          Section 3.5(a) of the Disclosure Letter sets forth a list of (i) all of the authorized Company Class A Units, Company Class B Preferred Units, Company Class B-1 Preferred Units and Company Class C Units (collectively, the “Company LLC Interests”), (ii) the number of issued and outstanding Company LLC Interests, and (iii) the holders of such Company LLC Interests, in each case, as of the date hereof. All of the outstanding Company LLC Interests are validly issued and outstanding and are not subject to any Lien, other than Permitted Liens.

(b)         Except as set forth on Section 3.5(b) of the Disclosure Letter or Exhibit I and under the Pure Crown/BMW Purchase Agreement, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any Company LLC Interests or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding Company LLC Interests or any securities convertible into or exchangeable for any Company LLC Interests, (iii) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of the Company may vote, are issued or outstanding, (iv) preemptive or similar rights to purchase or otherwise acquire Company LLC Interests pursuant to any provision of Law, the Company’s Organizational Documents or any Contract to which the Company is a party, or (v) any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement with respect to the sale or voting of the Company LLC Interests.

(c)          Except as described on Section 3.5(c) of the Disclosure Letter, no employee or other Person has a Contract or Benefit Arrangement that contemplates a grant of, or right to purchase or receive: (i) options, restricted stock unit awards or other equity awards with respect to the equity of the Company or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement.

(d)         All Company LLC Interests and other securities issued by the Company have been issued in transactions in accordance with all applicable Laws governing the issuance, sale and purchase of securities.

Section 3.6.          Bankruptcy. Neither the Company nor any of its Subsidiaries is involved in any Proceeding by or against it as a debtor before any Governmental Authority under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company or any of its Subsidiaries. Neither the Company nor or any of its Subsidiaries is, and after giving effect to the consummation of the Transactions, will be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law.

Section 3.7.         Financial Statements. Attached to Section 3.7 of the Disclosure Letter are true and complete copies of (a) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in equityholders’ equity and cash flows, for the fiscal years ended December 31, 2019 and December 31, 2018 including the notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited consolidated balance sheet of the Company as of June 30, 2020 and the related statements of operations, changes in stockholders’ equity and cash flows for the three and six-month periods then ended (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies. The Company Financial Statements are complete and accurate in all material respects and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and year-end adjustments as permitted by GAAP. The Company Financial Statements (i) were prepared from the Books and Records of the Company and (ii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations. Since June 30, 2020 (the “Balance Sheet Date”), except as required by applicable Law or GAAP, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

Section 3.8.          Liabilities.

(a)          Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course, (iii) as set forth on Section 3.8(a) of the Disclosure Letter, or (iv) Liabilities under Contracts that relate to obligations that have not yet been performed, and are not yet required to be performed, the Company has no Liabilities, other than Liabilities that are not individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)          Except for the Assumed Indebtedness, neither the Company nor any of its Subsidiaries has any Indebtedness for borrowed money and has not guaranteed any other Person’s Indebtedness for borrowed money.

Section 3.9.         Internal Accounting Controls. Except as set forth on Section 3.9 of the Disclosure Letter, the Company (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance with respect to the preparation of financial statements in conformity with the Company’s historical practices, (ii) permits access to financial systems and bank accounts only in accordance with management’s general or specific authorization, and (iii) compares any differences between the recorded accountability for tangible assets, financial assets and bank accounts with the existing tangible assets, financial assets and bank accounts at reasonable intervals (for each such class of assets) and takes appropriate action with respect thereto.

Section 3.10.        Absence of Certain Developments. Except as set forth on Section 3.10 of the Disclosure Letter, since the Balance Sheet Date, (a) the Company has conducted its business in the Ordinary Course in all material respects and (b) there has been no event, circumstance, development, change or effect, which has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.11.        Compliance with Law.

(a)          Neither the Company nor any of its Subsidiaries has been since January 1, 2019, in, is in, nor has any material Liability in respect of any, material violation of, and no event has occurred or circumstance exists that (with or without notice or lapse of time) would constitute or result in a material violation by the Company or any of its Subsidiaries of, or failure on the part of the Company or any of its Subsidiaries to comply in all material respects with, or any material Liability suffered or incurred by the Company or any of its Subsidiaries in respect of any material violation of or noncompliance in all material respects with, any Laws and Orders by a Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance.

(b)               The Company and each of its Subsidiaries has all Permits necessary for the conduct of its business as presently conducted, and (i) each of the Permits is in full force and effect, (ii) the Company and each of its Subsidiaries are in compliance in all material respects with the terms, provisions and conditions thereof, (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits, and (iv) no condition (including the execution of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein, except in each case as would not, individually or in the aggregate, be material to the Company. Section 3.11(b) of the Disclosure Letter sets forth a true, complete and correct list of all of the Permits, and the Company has made available to Acquiror true, complete and correct copies of all of the material Permits.

Section 3.12.      Title to Properties.

(a)               Section 3.12(a) of the Disclosure Letter sets forth a true, complete and correct list of all real property owned by the Company (the “Owned Real Property”). The Company and its Subsidiaries have good and marketable title to all Owned Real Property and none of the Owned Real Property is subject to any Lien, except for Permitted Liens.

(b)               Section 3.12(b) of the Disclosure Letter sets forth a true, complete and correct list of all real property leased by the Company or its Subsidiaries (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). The Company has made available to Acquiror true, complete and correct copies of all leases relating to the Leased Real Properties. No Person other than the Company or any of its Subsidiaries has any option or right to terminate any of the Real Property Leases other than as expressly set forth in such Real Property Leases. There are no parties physically occupying or using any portion of any of the Leased Real Properties nor do any other parties have the right to physically occupy or use any portion of the Leased Real Properties, in each case, other than the Company or its Subsidiaries. With respect to the Leased Real Properties, the Company and each of its Subsidiaries is in material compliance with such leases and holds a valid and enforceable leasehold interest therein, free of any Liens, other than Permitted Liens. As of the date hereof, (i) all required deposits and additional rents due to date regarding each Leased Real Property have been paid in full, (ii) neither the Company nor any Subsidiary has prepaid rent or any other amounts due regarding any Leased Real Property more than 30 days in advance, (iii) no party has any rights of offset against any rents, required security deposits or additional rents payable under regarding any Leased Real Property, (iv) the lessor or sublessor, as the case may be, in respect of any Leased Real Property has completed all tenant improvement work and other alterations required to be performed by such party pursuant to each Real Property Lease, (v) there are no third-party Contracts in effect to which the Company or any of its Subsidiaries is a party for the performance of any repairs, work, and/or capital improvements at any Leased Real Property, and there is currently no ongoing construction work in, on, or about any Leased Real Property other than maintenance and repairs being performed in the Ordinary Course, and (vi) there are no leasing commissions due from the Company nor any Subsidiary in respect of any Leased Real Property.

(c)               The Company and each of its Subsidiaries owns good, valid and marketable title, or holds a valid and enforceable leasehold interest, as applicable, free and clear of all Liens (other than Permitted Liens), to all of their respective material Assets which are tangible in nature.

Section 3.13.      International Trade Matters; Anti-Bribery Compliance.

(a)               The Company and its Subsidiaries currently are and, since January 1, 2019 have been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Sanctions Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b)               Neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any director or officer of the Company or its Subsidiaries (acting on behalf of the Company or its Subsidiaries), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by a Sanctions Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Sanctions Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company or its Subsidiaries, nor, to the Knowledge of the Company, any director or officer of the Company or its Subsidiaries (acting on behalf of the Company or its Subsidiaries), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c)               Neither the Company nor its Subsidiaries has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any Proceeding by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense).

Section 3.14.      Tax Matters.

(a)               The Company and its Subsidiaries have filed (taking into account all applicable extensions) when due all Tax Returns required by applicable Law to be filed with respect to the Company and each of its Subsidiaries, and all Taxes (whether or not shown on any Tax Returns) of the Company and its Subsidiaries have been paid, and all such Tax Returns were true, complete and correct in all respects as of the time of such filing.

(b)               Any Liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, does not exceed the amount shown on the face of the Interim Balance Sheet (disregarding timing differences) as adjusted for the period thereafter through the Closing Date.

(c)               Section 3.14(c) of the Disclosure Letter sets forth each jurisdiction in which the Company is subject to income Taxes.

(d)               There is no Proceeding, audit or claim now pending against, or with respect to, the Company or any of its Subsidiaries in respect of any Tax or assessment, nor is any Proceeding for additional Tax or assessment asserted by any Tax authority.

(e)               No claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor is any such assertion, to the Knowledge of the Company, threatened.

(f)                Neither the Company nor any of its Subsidiaries is a party to any Contract providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters.

(g)               Except as set forth in Section 3.14(g) of the Disclosure Letter, the Company and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(h)               The Company and each of its Subsidiaries has (i) properly collected all sales taxes required to be collected in the time and manner required by applicable Law and remitted all such sales taxes to the applicable Taxing authority in the time and manner required by applicable Law, and (ii) returned all sales taxes erroneously collected from any Person to such Person in the time and manner required by applicable Law.

(i)                 All agreements and transactions entered into between the Company or each of its Subsidiaries and any Affiliate have solely for purposes of any applicable transfer pricing Laws been executed and performed based on market terms and conditions and on arms’ length terms. The Company and each of its Subsidiaries have complied with all requirements and procedures (including any documentation requirements, disclosure, reporting and record keeping) of any applicable transfer pricing Laws.

(j)                 There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries, and no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or any of its Subsidiaries.

(k)               Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)                 There are no Liens for Taxes upon any Assets of the Company or its Subsidiaries other than Permitted Liens.

(m)             Neither the Company nor any of its Subsidiaries has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any other agreement with any Tax authority in respect of which the Company could have any material Tax Liability after the Closing.

(n)               Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes and (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(o)               Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b) or any predecessor thereof or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.

(p)               Except as set forth on Section 3.14(p) of the Disclosure Letter, neither the Company nor any of its Subsidiaries does, or has had, a permanent establishment in any jurisdiction outside the United States.

(q)               Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper or change in method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law); or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing.

(r)                No election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 has been made by or on behalf of the Company to have the amendments made by such provisions apply to any income Tax Return of the Company with respect to any tax period beginning on or before December 31, 2017.

(s)                Neither the Company nor any of its Subsidiary has claimed any Tax credit or deferral pursuant to a COVID-19 Law.

Section 3.15.      Intellectual Property.

(a)               Section 3.15(a) of the Disclosure Letter sets forth a true and complete list of all (i) issued patents and patent applications, (ii) trademark registrations and trademark applications (iii) material unregistered trademarks, (iv) registered copyrights, (v) internet domain names, owned by the Company or any of its Subsidiaries (subclauses (i)-(v), and together with any material trade secrets owned by the Company or any of its Subsidiaries, collectively, the “Owned Intellectual Property”).

(b)               Except for any licenses granted to the Owned Intellectual Property in the Ordinary Course, the Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and such rights are subsisting, and to the Company’s Knowledge, valid and enforceable. To the Knowledge of the Company, except as set forth in Section 3.15(b) of the Disclosure Letter, (i) no material Owned Intellectual Property is the subject of any opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings); (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any material Owned Intellectual Property; and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any material Owned Intellectual Property.

(c)               To the Knowledge of the Company, the Company or its Subsidiaries owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable licenses to use, all Intellectual Property material to its business as currently conducted. The consummation of the Transactions will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any material Owned Intellectual Property.

(d)               To the Knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, as currently conducted and the use of the Owned Intellectual Property does not conflict with, dilute, infringe, misappropriate or violate any Intellectual Property of any Person.

(e)               To the Knowledge of the Company, no Person is infringing, misappropriating or violating the rights of the Company or any of its Subsidiaries in or to material Owned Intellectual Property.

(f)                Each current officer and employee of the Company or any of its Subsidiaries who in the regular course of such Person’s employment with the Company or Subsidiary would reasonably be expected to create or contribute to the creation of Intellectual Property, has executed an assignment or similar agreement with the Company or Subsidiary assigning to the Company or Subsidiary all right, title, and interest in and to such Intellectual Property or rights in such Intellectual Property have transferred by operation of Law.

(g)               The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(h)               The Company and its Subsidiaries have established and implemented, and to the Knowledge of the Company, are operating in compliance in all material respects with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices, including administrative, technical and physical safeguards, intended to protect the confidentiality and security of Personal Information in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse, including maintaining security controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”) that are intended to safeguard the Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person. Since January 1, 2019, to the Knowledge of the Company, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that have caused any substantial disruption of or substantial interruption in or to the use of such Computer Systems in the Business.

(i)                 The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer or employee information (“Personal Information”). There are no material Proceedings pending or, to the Knowledge of the Company, threatened in writing against any the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Information.

Section 3.16.            Insurance.

(a)               Section 3.16(a) of the Disclosure Letter sets forth a true, complete and correct list of (i) all fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company and its Subsidiaries (collectively, the “Bonds”) and (ii) all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the Company and its Subsidiaries (collectively, the “Policies”). The Company has furnished true, complete and correct copies of all such Policies and Bonds to Acquiror. All premiums payable under all such Policies and Bonds have been paid timely and the Company and its Subsidiaries have complied fully with the terms and conditions of all such Policies and Bonds.

(b)               All such Policies and Bonds are in full force and effect and will not in any way be effected by or terminated or lapsed by reason of the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any provisions of the Policies or Bonds, and there is no claim by the Company or any of its Subsidiaries pending under any of the Policies or Bonds as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies or Bonds. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks), that there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof. The Policies and Bonds maintained by the Company and its Subsidiaries are adequate in accordance with industry standards and the requirements of any applicable leases.

Section 3.17.      Litigation. There is no Proceeding pending or, to the Knowledge of the Company, threatened by or against, the Company, its Subsidiaries or any property or asset of the Company or its Subsidiaries or any of their predecessors, or, to the Knowledge of the Company, threatened by or against any officer, director, equityholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, its Subsidiaries, or any of their Affiliates, and neither the Company nor any of its Subsidiaries is bound by any Order. The Company does not have any Proceeding pending against any Governmental Authority or other Person. To the Knowledge of the Company, since January 1, 2019, neither the Company nor any of its Subsidiaries have received written notice from any vendor, supplier or licensor thereof of any dispute between the Company or its Subsidiaries and such vendor, supplier or licensor that has materially affected or would be reasonably likely to materially affect the Company’s or its Subsidiaries’ Business.

Section 3.18.      Material Customers. Section 3.18 of the Disclosure Letter sets forth the top three customers of the Company and its Subsidiaries, in the aggregate, for the 12-month period ended December 31, 2019 (each, a “Material Customer”). No such Material Customer has terminated or adversely changed its relationship with the Company nor has the Company received written or oral notification that any such Material Customer intends to terminate or adversely change such relationship with the Company. There are no currently pending or threatened disputes between the Company and any Material Customer that could reasonably be expected to adversely affect the Company.

Section 3.19.      Labor Matters.

(a)               Since January 1, 2019, the Company and each of its Subsidiaries has complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. Since January 1, 2019, the Company and each of its Subsidiaries has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, including all requirements of Form I-9 Employment Verification. Neither the Company nor any of its Subsidiaries currently employs, and since January 1, 2019 has not employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Since January 1, 2019, the Company and each of its Subsidiaries has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company and its Subsidiaries, and no employee has brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(b)               Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c)               There is no unfair labor practice complaint pending, or to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Authority.

(d)               Since January 1, 2019, there have been no labor strikes, material disputes, slowdowns or stoppages actually pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any location closing or employee layoff activities during the three-year period prior to the date hereof that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.

(e)               No labor union represents any employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or union Contract.

(f)                To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with the Company’s or any of its Subsidiaries’ business as proposed to be conducted.

(g)               To the Knowledge of the Company, (i) no officer or key employee of the Company or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially interfere with: (A) the performance by such officer or employee of any of his or her duties or responsibilities as an officer or employee of the Company or any of its Subsidiaries or (B) the Company’s business or operations; (ii) no officer or key employee of the Company or any of its Subsidiaries, or any group of key employees of the Company or any of its Subsidiaries, has given written notice of their interest to terminate their employment with the Company or any of its Subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing; or (iii) no officer or key employee of the Company or any of its Subsidiaries has received an offer to join a business that is competitive with the business activities of the Company.

(h)               Except as set forth on Section 3.19(h) of the Disclosure Letter, the employment of all Persons, including all officers employed by the Company and its Subsidiaries is terminable at-will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of the Company or any of its Subsidiaries have been duly and adequately accrued on the accounting records of the Company and its Subsidiaries consistent with the past practices of the Company and its Subsidiaries.

(i)                 Each current and former employee and officer, and where appropriate, each consultant, of the Company and its Subsidiaries has executed a form of proprietary information and/or inventions agreement or similar agreement. To the Knowledge of the Company, no current or former employees, officers or consultants are or were, as the case may be, in violation thereof, and the Company will take reasonable efforts to prevent any violation prior to Closing. Other than with respect to exclusions previously accepted by the Company involving works or inventions unrelated to the business of the Company and its Subsidiaries, no current or former employee, officer or consultant of the Company or any of its Subsidiaries has disclosed excluded works or inventions made prior to his or her employment or consulting relationship with the Company or any of its Subsidiaries from his, her or its assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(j)                 Any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company and each of its Subsidiaries is not an employee under applicable Laws or for any purpose, including for Tax withholding purposes or Benefit Arrangement purposes and neither the Company nor any Subsidiary has any material liability by reason of any individual who performs or performed services for the Company or any Subsidiary, in any capacity, being improperly excluded from participating in any Benefit Arrangement. Each of the employees of the Company and the Subsidiaries has been properly classified by the Company and the Subsidiaries as “exempt” or “non-exempt” under applicable Law.

(k)               Since January 1, 2019, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or employee of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.

Section 3.20.      Employee Benefits.

(a)               Section 3.20(a) of the Disclosure Letter sets forth an accurate and complete list of all Benefit Arrangements. For purposes of this Agreement, “Benefit Arrangement” means any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and any other material bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, service award, company car, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries on behalf of any employee, officer, director, consultant, member or other service provider of the Company or any Subsidiary (whether current, former or retired) or their dependents, spouses, or beneficiaries or under which the Company or any of its Subsidiaries has any liability, contingent or otherwise. For purposes of this Agreement, Benefit Arrangements that are sponsored by a professional employer organization or co-employer organization are referred to as “PEO Benefit Arrangements” and all other Benefit Arrangements are referred to as “Non-PEO Benefit Arrangements.”

(b)               With respect to each Non-PEO Benefit Arrangement, the Company has provided to Acquiror or its counsel a true and complete copy, to the extent available, of (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule, (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or opinion letter received by the Company or any Subsidiary from the IRS regarding the tax-qualified status of each Benefit Arrangement and (vi) the most recent written result of all required compliance testing. With respect to each PEO Benefit Arrangement, the Company has provided to Acquiror or its counsel a true and complete copy, to the extent available, of (y) each writing constituting a part of such Benefit Arrangement and all amendments thereto and (z) the current summary plan description and any material modifications thereto.

(c)               With respect to each Benefit Arrangement, (i) each Non-PEO Benefit Arrangement has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) there are no pending or threatened actions, claims or lawsuits against or relating to the Non-PEO Benefit Arrangement, the assets of any of the trusts under such arrangements or the sponsor or the administrator, or against any fiduciary of the Non-PEO Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) each Non-PEO Benefit Arrangement intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Non-PEO Benefit Arrangement; (iv) to the Knowledge of the Company, no such Non-PEO Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; (v) all payments required to be made by the Company or any of its Subsidiaries under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and GAAP; (vi) there has been no amendment to, announcement by the Company or any Subsidiary relating to, or change in employee participation or coverage under, such Benefit Arrangement which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year; (vii) the Company or Subsidiary, as applicable, may amend or terminate such Benefit Arrangement at any time with up to 31 days’ written notice without incurring any Liability thereunder other than in respect of claims incurred prior to such amendment or termination; (viii) no such welfare Benefit Arrangement is a self-insured arrangement and no event has occurred and no condition exists that could reasonably be expected to result in a material increase in the premium costs of Benefit Arrangements that are fully-insured; and (ix) to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to subject the Company to any assessable payment under Section 4980H of the Code with respect to any period prior to the Closing Date.

(d)               No Benefit Arrangement is, and none of the Company, any of its Subsidiaries, any corporation, trade, business, or entity that would be deemed a “single employer” with the Company or any Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”), or any of their respective predecessors has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any liability, directly or indirectly, with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No event has occurred and no condition exists that would subject the Company or the Subsidiaries by reason of its affiliation with any current or former ERISA Affiliate to any material (i) Tax, penalty, fine, (ii) Lien or (iii) other Liability imposed by ERISA, the Code or other applicable Laws. None of the Benefit Arrangements provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law, or except where such benefits are solely at the expense of the participant or the participant’s beneficiary.

(e)               Except as specified on Section 3.20(e) of the Disclosure Letter, neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the Transactions will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company and its Subsidiaries; (ii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

(f)                No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of any Taxes required by Section 409A of the Code.

Section 3.21.      Environmental and Safety. Since January 1, 2019, the Company and its Subsidiaries have complied in all material respects with all, and is in compliance in all material respects with all, and has not received any written (or, to the Knowledge of the Company, oral) notice alleging or otherwise relating to any material violation of any, Environmental and Safety Requirements, and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to so comply. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice or report with respect to it or its facilities regarding any (a) actual or alleged material violation of Environmental and Safety Requirements, or (b) actual or potential material Liability arising under Environmental and Safety Requirements, including any material investigatory, remedial or corrective obligation. Neither the Company nor any of its Subsidiaries has expressly assumed or undertaken any material Liability of any other Person under any Environmental and Safety Requirements. Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any real property in a manner that has given rise to material Liabilities pursuant to any Environmental and Safety Requirement, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations.

Section 3.22.      Related Party Transactions. Section 3.22 of the Disclosure Letter sets forth a true, complete and correct list of the following (each such arrangement, an “Affiliate Transaction”): (a) each Contract entered into since January 1, 2019 between the Company or any of its Subsidiaries, on the one hand, and any current Affiliate of the Company or any of its Subsidiaries on the other hand and (b) all Indebtedness (for monies actually borrowed or lent) owed to the Company or its Subsidiaries since January 1, 2019 ended on the date hereof by any current Affiliate or employee of the Company or any of its Subsidiaries. No current or former Affiliate of the Company or any of its Subsidiaries is a guarantor or is otherwise liable for any Liability (including Indebtedness) of the Company or any of its Subsidiaries. None of the PCT Securityholders nor any of their Affiliates directly own or have any rights in or to any of the Assets, properties or rights used by the Company.

Section 3.23.      Material Contracts. Section 3.23 of the Disclosure Letter sets forth a true, complete and correct list of each of the following Contracts currently in effect (other than a Benefit Arrangement) to which the Company or any of its Subsidiaries is a party or otherwise relating to or affecting any of their respective Assets as of the date hereof (each such Contract of the type required to be set forth thereon, whether or not actually set forth thereof, a “Material Contract”):

(a)               Contract relating to Indebtedness or to the mortgaging, pledging or otherwise placing a Lien on any Asset or group of Assets of the Company or any of its Subsidiaries;

(b)               guarantee of any obligation for borrowed money or otherwise;

(c)               Contract with respect to the lending or investing of funds;

(d)               any lease or Contract under which the Company or any of its Subsidiaries is the lessee of or the holder or operator of any personal property owned by any other Person;

(e)               Contract under which the Company or any of its Subsidiaries is the lessor of or permits any third Person to hold or operate any real or personal property owned or controlled by the Company or any of its Subsidiaries;

(f)                assignment, license, covenant, indemnification or other agreement with respect to any form of intangible property, including any Intellectual Property, with the exception of (i) shrink-wrap, click-wrap, click-through, or similar non-exclusive license to off-the-shelf software used for internal use by the Company, granted on standard terms, with a total dollar value not in excess of $25,000, or (ii) any Contract under which the Company licenses any of its Intellectual Property in the Ordinary Course;

(g)               Contract or group of related Contracts with the same Person for the sale of Assets or services which generate in excess of $50,000, in revenues in any twelve (12)-month period commencing on or after January 1, 2019;

(h)               Contracts that contain a “non-compete” or similar agreement that materially restrict the geographic area in which the Company or any of its Subsidiaries may conduct its Business as presently conducted;

(i)                 Contracts relating to Affiliate Transactions;

(j)                 Contract that limits or purports to limit the ability of the Company or any of its Subsidiaries to (i) solicit or hire any Person, (ii) acquire any product or other asset or any service from any other Person, (iii) develop, sell, supply, distribute, offer support to or service any product to or for any other Person, or (iv) charge certain prices pursuant to a “most-favored nation” or similar clause;

(k)               Contract with any vendor which gives rise to payments in excess of $1,000,000;

(l)                 Contracts involving any Governmental Authority, other than any Permit or any contract with a Governmental Authority that involves consideration of less than (A) $200,000 per year or (B) $500,000 in the aggregate;

(m)             Contracts related to joint ventures, partnerships, relationships for joint development with another Person involving the sharing of the Company’s and/or its Subsidiaries’ profits with such Person, other than the Organizational Documents of the Company; and

(n)               Contracts with Material Customers.

Each Material Contract (x) is valid, binding and enforceable against the Company and its Subsidiaries, as the case may be, and, to the Knowledge of the Company, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (y) is in full force and effect on the day hereof and the Company and its Subsidiaries, as the case may be, has performed all obligations, including the timely making of all payments, required to be performed by it under, and are not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, each other party to each Material Contract has performed all obligations required to be performed by it under, including the timely making of any payments, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as otherwise noted in Section 3.23 of the Disclosure Letter, the Company has made available to Acquiror a true, complete and correct copy of each of the Material Contracts listed on Section 3.23 of the Disclosure Letter.

Section 3.24.      Brokers and Other Advisors. Except for fees and expenses of Persons listed in Section 3.24 of the Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.

Section 3.25.      Disclaimer of Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, NONE OF THE COMPANY, ITS SUBSIDIARIES OR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, WITH RESPECT THE COMPANY OR ANY OF ITS SUBSIDIARIES, AND THE COMPANY AND ITS SUBSIDIARIES EXPRESSLY DISCLAIM, AND THE ACQUIROR PARTIES ACKNOWLEDGE THEY HAVE NOT RELIED ON, ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OTHER PERSON (INCLUDING THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR ADVISORS). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE LETTER), THE COMPANY HEREBY EXPRESSLY DISCLAIMS, AND THE ACQUIROR PARTIES ACKNOWLEDGE THEY HAVE NOT RELIED ON, ANY OTHER REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ACQUIROR OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HERETOFORE HAVE BEEN OR MAY HEREAFTER BE MADE AVAILABLE TO ACQUIROR OR ITS AFFILIATES OR REPRESENTATIVES, WHETHER IN ANY “DATA ROOMS,” “MANAGEMENT PRESENTATIONS,” OR “BREAK-OUT SESSIONS,” IN RESPONSE TO QUESTIONS SUBMITTED BY OR ON BEHALF OF ACQUIROR OR OTHERWISE BY ANY DIRECTOR, MANAGER, OFFICER, EMPLOYEE, AGENT, ADVISOR, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES).

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR, HOLDINGS, MERGER SUB CORP AND MERGER SUB LLC

Each of Acquiror, Holdings, Merger Sub Corp and Merger Sub LLC jointly and severally, represent and warrant to the Company:

Section 4.1.        Organization, Qualification and Standing. Each Acquiror Party is duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of the State of Delaware and each is qualified to do business and in good standing in every jurisdiction in which its operations require it to be so qualified. The Organizational Documents of each Acquiror Party are in full force and effect and no Acquiror Party is in violation of its Organizational Documents.

Section 4.2.        Authority; Enforceability. Each Acquiror Party has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each Acquiror Party of this Agreement and the other Transaction Documents to which either is a party, and the consummation by each Acquiror Party of the Transactions, has been duly authorized and approved by their respective boards of directors and no other corporate action on the part of any Acquiror Party is necessary to authorize the execution, delivery and performance by such Acquiror Party of this Agreement, the other Transaction Documents to which any of them is a party, and the consummation by them of the Transactions. This Agreement and the other Transaction Documents to which any Acquiror Party is a party has been duly executed and delivered by such Acquiror Party and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of such Acquiror Party, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

Section 4.3.        Noncontravention. Neither the execution and delivery of this Agreement or the other Transaction Documents to which any Acquiror Party is a party by such Acquiror Party, nor the consummation by each Acquiror Party of the Transactions, nor compliance by any Acquiror Party with any of the terms or provisions hereof, will (a) conflict with or violate any provision of any Organizational Documents of each Acquiror Party or (b)(i) violate any Law applicable to any Acquiror Party or any of their respective properties or assets, or (ii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, any Acquiror Party under, any of the terms, conditions or provisions of any contract or other agreement to which any Acquiror Party is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, Losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of any Acquiror Party to consummate the Transactions.

Section 4.4.        Brokers and Other Advisors. Except for the deferred underwriting commissions in the amount of $2,625,000, payable to Roth and C-H, as described in the Acquiror SEC Documents, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Acquiror or its Affiliates who might be entitled to any fee or commission from Acquiror or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 4.5.        Capitalization.

(a)        The authorized share capital of Acquiror consists of 50,000,000 shares of Acquiror Common Stock, of which 9,828,000 shares of Acquiror Common Stock are issued and outstanding as of the date hereof. All outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL or the DLLCA, Acquiror’s Organizational Documents or any contract to which Acquiror is a party or by which Acquiror is bound. Except as set forth in Acquiror’s certificate of incorporation, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Common Stock or any capital equity of Acquiror. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or any other interest in, Acquiror. Acquiror does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Other than the Founder Support Agreements and the Insider Letter Agreements, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of any Acquiror Party. Other than Holdings, Merger Sub Corp and Merger Sub LLC, Acquiror does not directly or indirectly own, or hold, any rights to acquire, any capital stock or any other securities or interests in any other Person.

(b)        The authorized capital stock of Holdings consists of 100 Holdings Common Shares, of which 100 are issued and outstanding (the “Outstanding Holdings Shares”). The Outstanding Holdings Shares have been duly authorized, validly issued, fully paid and are non-assessable and not subject to preemptive rights, and are held by Acquiror free and clear of all Liens. Holdings is a wholly-owned direct Subsidiary of Acquiror. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Holdings or obligating Holdings to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Holdings or any of its Affiliates. The Holdings Common Shares to be issued pursuant to the PCT Merger in accordance with Section 2.2(a) will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens and not subject to preemptive rights as of the Closing Date.

(c)        The authorized capital stock of Merger Sub Corp consists of 100 shares of common stock of Merger Sub Corp (“Merger Sub Corp Common Stock”). 100 shares of Merger Sub Corp Common Stock are issued and outstanding. All outstanding shares of Merger Sub Corp Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Holdings free and clear of all Liens. Merger Sub Corp is a wholly-owned direct Subsidiary of Holdings. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Merger Sub Corp or obligating Merger Sub Corp to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Merger Sub Corp or any of its Affiliates (including following the Closing, the Company or any of its Subsidiaries). Merger Sub Corp was formed solely for purposes of the RH Merger, and holds no assets other than those required to complete the RH Merger.

(d)       Holdings is the sole member of Merger Sub LLC. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued equity interests of Merger Sub LLC or obligating Merger Sub LLC to issue or sell any units of, or other interest convertible, exercisable or exchangeable for any equity interest in, Merger Sub LLC or any of its Subsidiaries (including following the Closing, the Company or any of its Subsidiaries). Merger Sub LLC was formed solely for purposes of the PCT Merger, and holds no assets other than those required to complete the PCT Merger.

Section 4.6.        Issuance of Shares. The PCT Merger Shares and the Earnout Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens and not subject to preemptive rights.

Section 4.7.        Consents; Required Approvals. No notices to, filings with, or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents to which either is a party or the consummation by any Acquiror Party of the Transactions, except for (a) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware by the Company and (b) the HSR Filing.

Section 4.8.        Trust Account. As of November 9, 2020, Acquiror has $76,528,652.26 (less, as of the Closing, payments to be paid to the Redeeming Stockholders) in the trust account established by Acquiror for the benefit of its Acquiror Public Stockholders at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 4, 2020, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than payments to Roth and C-H for deferred underwriting commissions as described in the Acquiror SEC Documents and the Acquiror Public Stockholders who elect to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s certificate of incorporation), to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (x) to pay income and other Tax obligations from any interest income earned in the Trust Account or (y) to redeem Acquiror Common Stock in accordance with the provisions of Acquiror’s Organizational Documents and the Trust Agreement. Acquiror has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Acquiror, no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder. There are no Proceedings pending with respect to the Trust Account. Since May 4, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the RH Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Organizational Documents will terminate, and as of the RH Effective Time, Acquiror will have no obligation whatsoever pursuant to Acquiror’s Organizational Documents to dissolve and liquidate the assets of Acquiror, and following the RH Effective Time, no Acquiror Stockholder will be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder. Acquiror has no reason to believe that, as of the RH Effective Time, any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror or any of its Affiliates on the Closing Date, other than with respect to satisfy any redemption payments owed to Redeeming Stockholders.

Section 4.9.        Listing. Acquiror Units, Acquiror Common Stock and Acquiror Warrants are listed on Nasdaq, with trading tickers ROCHU, ROCH and ROCHW, respectively. There is no Proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Acquiror Units, Acquiror Common Stock or Acquiror Warrants on Nasdaq.

Section 4.10.      Reporting Company. Acquiror is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Acquiror Units, Acquiror Common Stock and Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act. There is no legal Proceeding pending or, to the Knowledge of Acquiror, threatened against Acquiror by the SEC with respect to the deregistration of the Acquiror Units, Acquiror Common Stock or Acquiror Warrants under the Exchange Act. Neither Acquiror nor any of its Representatives has taken any action that is designed to terminate the registration of Acquiror Common Stock, the Acquiror Units or the Acquiror Warrants under the Exchange Act.

Section 4.11.      Undisclosed Liabilities. No Acquiror Party has any Indebtedness or other Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Acquiror Financial Statements except: (a) Liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Acquiror Financial Statements or in the notes to the most recent Acquiror Financial Statements and (b) such Liabilities arising in the ordinary course of Acquiror’s business since the date of the most recent Acquiror Financial Statement that are immaterial to the Acquiror Parties taken as a whole.

Section 4.12.      Acquiror SEC Documents and Acquiror Financial Statements.

(a)        Acquiror has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Acquiror with the SEC since Acquiror’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Acquiror SEC Documents”). Acquiror SEC Documents were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Acquiror SEC Documents did not at the time they were filed with the SEC (except to the extent that information contained in any Acquiror SEC Document has been or is revised or superseded by a later filed Acquiror SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.12, the term “file” will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)        Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Documents (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein.

(c)         Acquiror has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Acquiror SEC Documents (the “Acquiror Certifications”). Each of the Acquiror Certifications is true and correct.

(d)         Acquiror maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Acquiror is made known on a timely basis to the individuals responsible for the preparation of Acquiror’s SEC filings and other public disclosure documents.

(e)         Acquiror maintains a standard system of accounting established and administered in accordance with GAAP. Acquiror has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Acquiror maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)         Acquiror has no off-balance sheet arrangements.

(g)        Neither Acquiror nor, to the Knowledge of Acquiror, any manager, director, officer, employee, auditor, accountant or representative of Acquiror has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Acquiror has engaged in questionable accounting or auditing practices. No attorney representing Acquiror, whether or not employed by Acquiror, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or any of its officers, directors, employees or agents to Acquiror’s board of directors (or any committee thereof) or to any director or officer of Acquiror. Since Acquiror’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, Acquiror’s board of directors or any committee thereof.

Section 4.13.      Business Activities. Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward completing the Mergers or other business combinations as described in the Prospectus. Except as set forth in Acquiror’s Organizational Documents, there is no agreement, commitment, or Order binding upon Acquiror or to which Acquiror is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect or an adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement or consummate the Transactions. Acquiror does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 4.14.      Acquiror Contracts. No Acquiror Party is a party to any contract (other than nondisclosure agreements (containing customary terms) to which Acquiror is a party that were entered into in the ordinary course of its business and the Subscription Agreements).

Section 4.15.      Employees. No Acquiror Party has ever had any employees. Other than reimbursement of any out-of-pocket expenses incurred by the officers and directors of any Acquiror Party in connection with activities on an Acquiror Party’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, no Acquiror Party has any unsatisfied Liability with respect to any officer or director of the Acquiror Parties.

Section 4.16. Affiliate Transactions. Other than (a) for payment of salary and benefits for services rendered, (b) reimbursement for expenses incurred on behalf of an Acquiror Party, or (c) with respect to any person’s ownership of equity interests of an Acquiror Party, there are no Contracts between on the one hand, an Acquiror Party, and, on the other hand, (i) any present equityholder, manager, employee, officer or director of an Acquiror Party or (ii) any record or beneficial owner of the outstanding equity interests of an Acquiror Party.

Section 4.17.      Litigation. (a) There is no Proceeding pending, or to the Knowledge of Acquiror, threatened against or by any Acquiror Party or any of their respective properties or rights before any Governmental Authority, and (b) no Acquiror Party is subject to any outstanding judgment, writ, decree, injunction or Order of any Governmental Authority. There are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of Acquiror, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions.

Section 4.18.      Organization of Merger Sub Corp, Merger Sub LLC and Holdings. Each of Merger Sub Corp, Merger Sub LLC and Holdings was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has no assets or Liabilities of any nature other than those incident to the formation and pursuant to this Agreement and the other transactions contemplated by this Agreement.

Section 4.19.      PIPE Financing. In connection with the PIPE Placement, Acquiror has delivered to the Company a true, correct and complete copy of each Subscription Agreement executed on or prior to the date hereof, pursuant to which certain Persons, evidenced in such Subscription Agreements, who have committed to purchasing Acquiror Common Stock (on a transitory basis, then immediately exchangeable for Holdings Common Shares pursuant to the RH Merger) in connection with the Transactions (each, a “PIPE Investor”). To the Knowledge of Acquiror, each Subscription Agreement is in full force and effect and is legal, valid and binding upon Acquiror and the applicable PIPE Investor, enforceable in accordance with its terms. As of the date hereof, no Subscription Agreement has been withdrawn, terminated, amended or modified since the date of delivery hereunder and, to the Knowledge of Acquiror, no such withdrawal, termination, amendment or modification is contemplated, and the commitments contained in each Subscription Agreement have not been withdrawn, terminated or rescinded by the applicable PIPE Investor in any respect. There are no side letters or Contracts to which Acquiror or Merger Sub Corp is a party related to the provision or funding, as applicable, of the purchases contemplated by each Subscription Agreement or the Transactions other than as expressly set forth in this Agreement, each Subscription Agreement or any other agreement entered into (or to be entered into) in connection with the Transactions delivered to the Company. Acquiror has, and to the Knowledge of Acquiror, each PIPE Investor has, complied with all of its obligations under each Subscription Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in each Subscription Agreement, other than as expressly set forth in each Subscription Agreement as of the date hereof. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Acquiror or, to the Knowledge of Acquiror as of the date hereof, any PIPE Investor, (ii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, constitute a failure to satisfy a condition on the part of Acquiror or, to the Knowledge of Acquiror as of the date hereof, the applicable PIPE Investor or (iii) assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, to the Knowledge of Acquiror as of the date hereof, result in any portion of the amounts to be paid by each PIPE Investor in accordance with each Subscription Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 8.1 and Section 8.2 will be satisfied, Acquiror has no reason to believe that any of the conditions to the consummation of the purchases under each Subscription Agreement will not be satisfied, and, as of the date hereof, Acquiror is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 4.20.      Independent Investigation. The Acquiror Parties each acknowledge that they are a sophisticated purchaser and have made their own independent investigation, review and analysis regarding the Company and its Subsidiaries and the Transactions contemplated hereby, which investigation, review and analysis were conducted by the Acquiring Parties together with expert advisors, including legal counsel, that it has engaged for such purpose. The Acquiror Parties have been provided with information that they have requested in connection with their investigation of the Company and its Subsidiaries and the Transactions.

Section 4.21.      Information Supplied. None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in the filings with the SEC and mailings to Acquiror’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in such materials or that are included in the Acquiror SEC Documents).

Section 4.22.      Investment Company. No Acquiror Party is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 4.23.      Lockup. All existing lock up agreements between Acquiror and any Acquiror Stockholder or holders of any other securities of Acquiror entered into in connection with the IPO provide for a lock up period that is in full force and effect.

Section 4.24.      Insider Letter Agreement. The letter agreement, dated May 4, 2020, between Acquiror and the Insiders, pursuant to which the Insiders agreed that if Acquiror solicits approval of its stockholders of an initial business combination the Insiders will vote all shares of Acquiror Common Stock beneficially owned by such Insider whether acquired before, in or after the IPO, in favor of such business combination, is still in full force and effect (the “Insider Letter Agreement”).

Section 4.25.      Board Approval. Acquiror’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, in accordance with the DGCL unanimously (a) determined that the Mergers and the other Transactions are in the best interests of Acquiror and the Acquiror Stockholders, (b) approved and declared advisable this Agreement, the Mergers and the other Transactions, (c) recommended approval and adoption by its stockholders of this Agreement, the Mergers and the other Transactions and (d) determined that the Transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Acquiror’s Organizational Documents.

Section 4.26.      Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote thereon (the “Acquiror Required Vote”) is the only vote of the holders of any class or series of Acquiror’s capital stock necessary to obtain approval of this Agreement and the other Voting Matters.

Section 4.27.      Application of Takeover Laws. Acquiror and the board of directors of Acquiror have taken all necessary action, if any, in order to render inapplicable to the Transactions any restriction on business combinations contained in any applicable Takeover Law which is or would reasonably be expected to become applicable to Acquiror, Holdings, Merger Sub Corp or Merger Sub LLC as a result of the Transactions, including the conversion of Acquiror Common Stock pursuant to Section 2.3.

Section 4.28.      Tax Matters.

(a)         Acquiror and its Subsidiaries have filed when due (taking into account any applicable extensions) all Tax Returns required by applicable Law to be filed with respect to Acquiror and each of its Subsidiaries, and all Taxes (whether or not shown on any Tax Returns) of Acquiror and its Subsidiaries have been paid, and all such Tax Returns were true, complete and correct in all respects as of the time of such filing.

(b)         Neither Acquiror nor any of its Subsidiaries is subject to income Tax in any jurisdiction other than a jurisdiction in which each of Acquiror and its Subsidiaries are organized.

(c)          There is no Proceeding, audit or claim now pending against, or with respect to, Acquiror or any of its Subsidiaries in respect of any Tax or assessment, nor is any Proceeding for additional Tax or assessment asserted by any Tax authority.

(d)         Neither Acquiror nor any of its Subsidiaries is a party to any Contract providing for the payment of Taxes, payment for Tax Losses, entitlements to refunds or similar Tax matters.

(e)          Acquiror and each of its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f)          There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Acquiror or any of its Subsidiaries, and no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of Acquiror or any of its Subsidiaries.

(g)        Neither Acquiror nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)        There are no Liens for Taxes upon any Assets of Acquiror and its Subsidiaries.

(i)         Neither Acquiror nor any of its Subsidiaries has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any other agreement with any Tax authority in respect of which Acquiror could have any Tax Liability after the Closing.

(j)         Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Acquiror) or other comparable group for state, local or foreign Tax purposes and (ii) has Liability for the Taxes of any Person (other than Acquiror or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(k)        None of Acquiror or any of its Subsidiaries, for any taxable year not closed by the applicable statute of limitations, has entered into a transaction that is a “reportable transaction” (irrespective of the effective date) required to be disclosed pursuant to Treasury Regulation Section 1.6011-4(b) or any predecessor thereof or any other transaction requiring disclosure under analogous provisions of state, local or foreign Law.

(l)         Neither Acquiror nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) use of an improper, or change in, method of accounting for a Tax period ending prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law); or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing.

(m)       Neither Acquiror nor any of its Subsidiary has claimed any Tax credit or deferral pursuant to a COVID-19 Law.

Section 4.29.      Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Acquiror, Acquiror’s Affiliates or any other Person makes any express or implied representation or warranty with respect to Acquiror, and Acquiror expressly disclaims any other representations or warranties, whether made by Acquiror or any other Person (including its Affiliates, officers, directors, employees, agents, representatives or advisors). EACH ACQUIROR PARTY ACKNOWLEDGES AND AGREES THAT THE COMPANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III (AS QUALIFIED BY THE DISCLOSURE LETTER) SUPERSEDE, REPLACE AND NULLIFY IN EVERY RESPECT THE DATA SET FORTH IN ANY OTHER DOCUMENT, MATERIAL OR STATEMENT, WHETHER WRITTEN OR ORAL, MADE AVAILABLE TO THE ACQUIROR PARTIES.

ARTICLE V.

COVENANTS AND AGREEMENTS OF THE COMPANY

Section 5.1.          Conduct of Business of the Company. Except as contemplated by this Agreement, as set forth on Section 5.1 of the Disclosure Letter, or as required by applicable Law or to comply with COVID-19 Measures, during the period from the date of this Agreement until the Effective Time, without the prior written consent of Acquiror (which consent will not be unreasonably withheld, conditioned or delayed and may be given as set forth below), the Company and each of its Subsidiaries (a) will use commercially reasonable efforts to (i) conduct its business in the Ordinary Course (with the Company’s actions to comply with COVID-19 Measures prior to the date of this Agreement being deemed to be in the Ordinary Course when determining whether actions take after the date of this Agreement are in the Ordinary Course), and (ii) preserve its goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with customers and vendors, and (b) will not:

(i)           amend its Organizational Documents;

(ii)          adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization, or otherwise merge or consolidate with or into any other Person;

(iii)         (A) issue, sell, pledge, amend, grant, create a Lien upon, or authorize the issuance, sale, pledge, amendment, grant or creation of a Lien upon, any equity interests of the Company or any of its Subsidiaries, (B) declare, set aside or pay any dividend or other distribution with respect to its equity interests, except for (1) dividends or distributions by wholly-owned Subsidiaries to the Company or any of its Subsidiaries or (2) Tax distributions to PCT Securityholders in accordance with its Organizational Documents, or (C) redeem, purchase or otherwise acquire any of its equity interests, except for any such transactions involving the equity of wholly-owned Subsidiaries of the Company;

(iv)         (A) make, cancel or compromise any loans, advances, guarantees or capital contributions to any Person other than (1) a Subsidiary of the Company or (2) not in excess of $5,000,000 in the aggregate, or (B) incur, assume, accelerate or guarantee any Indebtedness;

(v)          make or commit to make any capital expenditures except (A) as contemplated by the Company’s current budget, (B) in the Ordinary Course, or (C) such expenditures as do not exceed $50,000,000 in the aggregate;

(vi)         acquire, transfer, mortgage, assign, sell, lease, create a Lien (other than a Permitted Lien) upon or otherwise dispose of or pledge, any Asset of the Company or any of its Subsidiaries other than (A) in the Ordinary Course, (B) any such tangible Assets at the end of their useful lives, (C) out of redundancy, (D) pursuant to, or contemplated by, Contracts in effect as of the date hereof, (E) in the aggregate up to $10,000,000, (F) Intellectual Property (which is solely the subject of Section 5.1(b)(xiv)), or (G) in connection with the Assumed Indebtedness;

(vii)        commence any Proceeding or release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually in excess of $10,000,000, or in the aggregate in excess of $20,000,000;

(viii)       except as required under the terms of any Benefit Arrangement disclosed in Section 3.20(a) of the Disclosure Letter or applicable Law or in the Ordinary Course, (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee, except for increases in salary of less than 10% of such employee’s salary immediately prior to the date of this Agreement or $10,000, whichever is greater, or (B) adopt, establish or enter into any plan, policy or arrangement that would constitute a Benefit Arrangement if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

(ix)         enter (or commit to enter) into, amend, terminate or extend any collective bargaining agreement or any other agreement with, a labor or trade union, employee association, works council, or other employee representative (or enter into negotiations to do any of the above);

(x)         change its fiscal year or any method of accounting or accounting practice, except for any such change required by reason of a concurrent change in GAAP or applicable Law;

(xi)         enter into, terminate, amend, renew or fail to renew, any Material Contract, except for any such entry into, termination, amendment, renewal or failure to renew that would not reasonably be expected to be material to the Company, individually or in the aggregate;

(xii)        assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit;

(xiii)        make or revoke any material Tax election (other than (A) ordinary course Tax elections customarily made on periodic Tax Returns and (B) as provided in Section 7.7(f) of this Agreement) or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, except in the Ordinary Course;

(xiv)      grant, modify, abandon, dispose of or terminate any rights relating to any Intellectual Property of the Company and its Subsidiaries, other than in the Ordinary Course, or otherwise permit any of its rights relating to any Intellectual Property to lapse (other than registrations for trademarks that are no longer in use by, are not planned to be used in the future by, and are no longer being maintained by Company and its Subsidiaries; or

(xv)         agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing.

Section 5.2. Access to Information. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, the Company will provide to Acquiror and its authorized Representatives reasonable access (which access will be under the supervision of the Company’s personnel and subject to any restrictions or limitations to any COVID-19 Measures) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of the Company and its Subsidiaries during normal business hours (in a manner so as to not interfere with the normal business operations of the Company or any of its Subsidiaries) and use commercially reasonably efforts to (a) cause the employees, legal counsel, accountants and representatives of the Company and (b) request such Persons having business relationships with the Company or its Subsidiaries (including Material Customers) to reasonably cooperate with Acquiror in its investigation of the Business (which cooperation will be subject to any restrictions or limitations to any COVID-19 Measures); provided that no investigation pursuant to this Section 5.2 (or any investigation prior to the date hereof) will affect any representation or warranty given by the Company. All of such information will be treated as confidential information pursuant to the terms of the Non-Disclosure Agreement. From and after the Closing, the Non-Disclosure Agreement will terminate and be of no force and effect with respect to any information relating to the Company and its Subsidiaries. Notwithstanding anything herein to the contrary, Acquiror will not, without prior written consent of the Company (not to be unreasonably conditioned, delayed or withheld), make inquiries of Persons having business relationships with the Company or its Subsidiaries (including suppliers, customers and vendors) regarding the Company or its Subsidiaries or such business relationships.

Section 5.3.          Employees of the Company Section 5.3(a) of the Disclosure Letter lists those employees currently designated by the Company as key employees (the “Key Employees”). The Company will use commercially reasonable efforts to cause each of its Key Employees who will continue as Key Employees of Holdings after the Transactions to enter into employment agreements in substantially the form attached as Exhibit J with Holdings or its applicable Subsidiary prior to the Closing or as soon as practicable after the Closing, other than those Key Employees who have entered into employment arrangements on or prior to the date of this Agreement.

Section 5.4.          Additional Financial Information. The Company will provide Acquiror with the Company’s unaudited financial statements for the three - and nine-month periods ended September 30, 2020 and 2019, consisting of the unaudited consolidated balance sheets as of such dates, the unaudited consolidated income statements for the three- and nine- month periods ended on such dates, and the unaudited consolidated cash flow statements for the three- and nine-month period ended on such dates (the “September 30 Financials”) no later than November 30, 2020. Subsequent to the delivery of the September 30 Financials, the Company’s consolidated interim financial information for each quarterly period thereafter will be delivered to Acquiror no later than 45 calendar days following the end of each quarterly period, and no later than 90 calendar days following the end of the 2020 fiscal year. All of the financial statements to be delivered pursuant to this Section 5.4, will be prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies (the “Required Financial Statements”). The Required Financial Statements will be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information requested by Acquiror for inclusion in the Proxy Statement/Prospectus and any other filings to be made by Acquiror with the SEC.

Section 5.5.          Notice of Change. Promptly following the Company obtaining Knowledge thereof, the Company will give notice to Acquiror of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 8.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied, (c) any event, circumstance or any state of facts, change, effect, condition, development, event or occurrence that would reasonably be expected to cause the failure of any condition set forth in ARTICLE VIII to be satisfied, and (d) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; provided, however, that in each case (i) no such notification will affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement, (ii) no such notification will be deemed to amend or supplement the Disclosure Letter or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty and (iii) the failure to comply with this Section 5.5 will not result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.6.          D&O Insurance; Indemnification of Officers and Directors.

(a)         Prior to the Closing, the Company will use commercially reasonable efforts to obtain, in consultation with Acquiror, and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Acquiror will bear the cost of the D&O Tail Policy as an Acquiror Transaction Expense, provided, that (i) Acquiror will not be responsible for an amount in excess of 300% of the annual premium currently paid by the Company for its existing officers’ and directors’ liability insurance policy. During the term of the D&O Tail Policy, Holdings will not (and will cause the PCT Surviving Company not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under this Section 5.6 will be continued in respect of such claim until the final disposition thereof.

(b)         From and after the Effective Time, Holdings will, indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of the Company and its Subsidiaries and to the fullest extent permitted under applicable Law, any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of the Company or any of its Subsidiaries, occurring at or prior to the Effective Time, including the execution of, and the transactions contemplated by, this Agreement. Without limitation of the foregoing, in the event that any such Indemnified Person is or becomes involved, in any capacity, in any Proceeding in connection with any matter for which indemnification is available pursuant to the foregoing sentence, including the transactions contemplated by this Agreement, Holdings, from and after the Effective Time, will pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, within 30 days after any request for advancement (including attorneys’ fees which may be incurred by any Indemnified Person in enforcing this Section 5.6), subject to receipt of an undertaking from such Indemnified Person to repay such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c)         Notwithstanding any other provisions hereof, the obligations of the Company, Holdings and Acquiror contained in this Section 5.6 will be binding upon the successors and assigns of the Company, Holdings and Acquiror. In the event the Company, Holdings or Acquiror, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision will be made so that the successors and assigns of the Company, Holdings or Acquiror, as the case may be, honor the indemnification and other obligations set forth in this Section 5.6.

(d)         This Section 5.6 will survive the consummation of the Transactions, is intended to benefit, and will be enforceable by each Indemnified Person and their respective successors, heirs and representatives, and will not be amended in any manner that is adverse to an Indemnified Person.

ARTICLE VI.

COVENANTS OF ACQUIROR PARTIES

Section 6.1.          Operations of Acquiror Parties Prior to the Closing. Between the date hereof and the Closing, and except as contemplated by this Agreement or with the prior written approval of the Company or in accordance with the Prospectus, each Acquiror Party will (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply with all applicable Laws, (iii) use commercially reasonable efforts to keep available the services of their respective officers and employees and (iv) not take any of the following actions:

(a)         make any amendment or modification to any of any Acquiror Party’s Organizational Documents, other than in connection with an amendment to extend the date by which the Mergers may be consummated;

(b)          take any action in violation or contravention of any of any Acquiror Party’s Organizational Documents, applicable Law or any applicable rules and regulations of the SEC and Nasdaq;

(c)          amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material Contract of an Acquiror Party, or any other right or asset of an Acquiror Party;

(d)          authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of or reclassify, combine, split or subdivide any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other security interests, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such equity securities or other security interests, other than issuances of Holdings Common Shares in connection with the PIPE Placement pursuant to the Subscription Agreements;

(e)          make any redemption, purchase or other acquisition of its equity interests, except pursuant to the Offer;

(f)           make any amendment, waiver or modification to the Trust Agreement or any other Contract related to the Trust Account;

(g)          make or allow to be made any reduction or increase in the Trust Account, other than as expressly permitted by Acquiror’s Organizational Documents and the Trust Agreement;

(h)          amend, modify, waive any provision of, terminate, or otherwise compromise in any way, any Subscription Agreement;

(i)            incur any loan or Indebtedness (other than the Notes) or issue or sell any debt securities or warrants or rights to acquire any debt securities of an Acquiror Party or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person for Indebtedness;

(j)            merge or consolidate with or acquire any other Person or business or be acquired by any other Person or enter into any joint venture, partnership, joint marketing or joint development with another Person;

(k)          amend, waive or terminate, in whole or in part, any material agreement to which an Acquiror Party is a party;

(l)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(m)          (i) declare, set aside or pay any dividend or other distribution with respect to its common stock or (ii) redeem, purchase or otherwise acquire any of its common stock;

(n)          change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

(o)          make or revoke any material Tax election (other than ordinary course Tax elections customarily made on periodic Tax Returns) or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability, except in the ordinary course of business;

(p)          adopt any option plan not in existence as of the date hereof (excluding any renewal or replacement of any option plan in existence as of the date hereof in the ordinary course); or

(q)          enter into any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 6.2.          Listing. From the date of this Agreement through the Closing, Acquiror will take all actions that are necessary or desirable (a) for Acquiror to remain listed as a public company on, and for Acquiror Common Stock, Acquiror Units and Acquiror Warrants to be traded on Nasdaq and (b) to cause the Holdings Common Shares to be issued in the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.3.          Resignations; Acquiror D&O Tail Policy. At or prior to Closing, Acquiror will deliver to the Company written resignations, effective as of the Effective Time, of the officers and directors of Acquiror. Prior to the Closing, Acquiror will obtain and pay for a “tail” officers’ and directors’ liability insurance policy with a claims period of six years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of Acquiror as Acquiror’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, that Acquiror will not pay any amount in excess of 300% of the annual premium currently paid by Acquiror for its existing officers’ and directors’ liability insurance policy (the “Acquiror D&O Tail Policy”). During the term of the Acquiror D&O Tail Policy, Holdings will not (and will cause the RH Surviving Company not to) take any action following the Closing to cause the Acquiror D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

Section 6.4.          Trust Account. Acquiror has established the Trust Account from the proceeds of its IPO and from certain private placements occurring simultaneously with the IPO for the benefit of the Acquiror Public Stockholders and certain parties (including the underwriters of the IPO). Except for a portion of the interest earned on the amounts held in the Trust Account, Acquiror will disburse monies from the Trust Account only: (a) to the Acquiror Public Stockholders in the event they elect to redeem Acquiror Public Shares in connection with the Offer, (b) to the Acquiror Public Stockholders if Acquiror fails to consummate a business combination by November 7, 2021, (c) any amounts necessary to pay any Taxes, (d) expenses owed by Acquiror to third parties to which they are owed as described in the Prospectus, (e) the deferred underwriting commissions owed to Roth and C-H as described in the Prospectus, or (f) to, or on behalf of, Acquiror after or concurrently with the consummation of the Mergers.

Section 6.5.           Insider Letter Agreement. Acquiror will ensure that the Insider Letter Agreement will remain in full force and effect, and that the Insiders will vote in favor of this Agreement and the Mergers.

Section 6.6.          Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

Section 6.7.          Takeover Laws. If any Takeover Law is or may become applicable to the Transactions, Acquiror, including Acquiror’s board of directors, will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and will otherwise act to irrevocably eliminate the effects of such Takeover Law on the Mergers and the other Transactions.

Section 6.8.           Notice of Changes. Acquiror will give prompt notice to the Company following the Acquiror’s awareness of (a) any representation or warranty made by Acquiror, Holdings, Merger Sub Corp and Merger Sub LLC contained in this Agreement becoming untrue or inaccurate, such that the conditions set forth in Section 8.3(a) would not be satisfied, (b) any breach of any covenant or agreement of Acquiror, Holdings, Merger Sub Corp and Merger Sub LLC contained in this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied, (c) any event, circumstance or any state of facts, change, effect, condition, development, event or occurrence that would reasonably be expected to cause the failure of any condition set forth in ARTICLE VIII to be satisfied, and (d) any written notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; provided, however, that in each case (i) no such notification will affect the representations, warranties, covenants, agreements or conditions to the obligations of the Acquiror Parties under this Agreement and (ii) no such notification will be deemed to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

ARTICLE VII.

ACTIONS PRIOR TO THE CLOSING

Section 7.1.          No Shop. From the date hereof through the earlier of (a) the Closing Date, and (b) the date that this Agreement is properly terminated in accordance with ARTICLE IX, neither the Company, on the one hand, nor Acquiror, on the other hand, will, and such Persons will direct, and use reasonable best efforts to cause, each of their respective members, officers, directors, Affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction (including any revision, modification or follow-up with respect thereto), communicated in writing to the Company or Acquiror or any of their respective representatives or agents (each, an “Alternative Proposal”), such party will as promptly as practicable (and in any event within one Business Day after receipt) advise the other Party orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto) and the identity of the Person making such Alternative Proposal.

Section 7.2.          Proxy Statement; Acquiror Stockholders’ Meeting.

(a)          As promptly as reasonably practicable, but in no event more than five Business Days after the date of this Agreement, Acquiror and Holdings will, in consultation with the Company, prepare and file with the SEC the Form S-4 (which will include the Proxy Statement/Prospectus) for the purposes of (i) registering under the Securities Act the Holdings Common Shares issuable hereunder, (ii) providing Acquiror’s stockholders with the opportunity to redeem their Acquiror Common Stock in connection with the Transactions and (iii) soliciting proxies from Acquiror Stockholders to obtain the Acquiror Stockholder Approval at a meeting of the Acquiror Stockholders to be called and held for such purpose (the “Acquiror Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Acquiror and Holdings will, in consultation with the Company, prepare and file any other filings required under, and in accordance with, the Exchange Act, the Securities Act, the applicable Nasdaq listing rules or any other Laws relating to the Transactions (collectively, the “Other Filings”). Holdings or Acquiror, as applicable, will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Form S-4 or the Proxy Statement/Prospectus or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Holdings or Acquiror, as applicable, will provide the Company and its counsel notice and a copy of all written correspondence (or, to the extent such correspondence is oral, a complete summary thereof), including any comments from the SEC or its staff, between Acquiror, Holdings or any of their Representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Form S-4 or the Proxy Statement/Prospectus or any Other Filing. Holdings and Acquiror will permit the Company and its counsel to review the Form S-4, the Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto and will consult with the Company and its advisors, in good faith, concerning such correspondence from the SEC with respect thereto, and will reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and will not file the Form S-4 or the Proxy Statement/Prospectus or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that subject to prior compliance with the notice and cooperation obligations set forth in this Section 7.2(a), Holdings or Acquiror, as applicable, will be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Acquiror, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Form S-4 or Proxy Statement/Prospectus containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Holdings, Acquiror or the Company, as the case may be, will promptly inform the other Parties of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Acquiror, an amendment or supplement to the Form S-4 or Proxy Statement/Prospectus.

(b)          The Proxy Statement/Prospectus will be sent to the Acquiror Stockholders as soon as practicable after the date on which all comments to the Proxy Statement/Prospectus have been cleared (but in any event, within three Business Days following such date) for the purpose of soliciting proxies from holders of Acquiror Common Stock to vote at the Acquiror Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Mergers and the other Transactions; (ii) approval of the Amended and Restated Certificate of Incorporation of Holdings; (iii) approval of the Holdings equity compensation plan in substantially the form attached hereto as Exhibit K (the “Holdings Equity Compensation Plan”), (iv) approval of issuances of Acquiror Common Stock pursuant to the Subscription Agreements, to the extent required by Nasdaq Listing Rules 5635(a) and (d), and (v) the adjournment of the Acquiror Stockholders’ Meeting (the matters described in clauses (i) through (v), are referred to as the “Voting Matters” and approval of the Voting Matters by the Acquiror Required Vote of Acquiror Stockholders at the Acquiror Stockholders’ Meeting or any postponement or adjournment thereof is referred to as the “Acquiror Stockholder Approval”). Acquiror will use its reasonable best efforts to hold the Acquiror Stockholders’ Meeting by January 25, 2021. Acquiror will keep the Company reasonably informed regarding all matters relating to the Voting Matters and the Acquiror Stockholders’ Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions in respect of the Offer. Concurrently with the dissemination of the Proxy Statement/Prospectus, Acquiror will commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to the Acquiror Public Stockholders to redeem all or a portion of their Acquiror Public Shares, up to that number of Acquiror Public Shares that would permit Acquiror to maintain net tangible assets of at least $5,000,001, all in accordance with and as required by Acquiror’s Organizational Documents, applicable Law, and any applicable rules and regulations of the SEC (the “Offer”). In accordance with Acquiror’s Organizational Documents, the proceeds held in the Trust Account will be used for the redemption of Acquiror Public Shares held by Acquiror Public Stockholders who have elected to redeem such Acquiror Public Shares.

(c)          Acquiror will extend the Offer for any minimum period required by any rule, regulation, interpretation or position of the SEC, Nasdaq or the respective staff thereof that is applicable to the Offer, and pursuant to Acquiror’s Organizational Documents. Nothing in this Section 7.2(c) will (i) impose any obligation on Acquiror to extend the Offer beyond the Outside Date or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Acquiror to terminate this Agreement in accordance with ARTICLE IX.

(d)          If Acquiror Common Stock issuable pursuant to the PIPE Financing is not registered on the Form S-4, within ten days following the filing of the Form S-4, Acquiror will file a registration statement on Form S-1 (or other applicable form) with respect to the resale of Acquiror Common Stock issuable pursuant to the PIPE Financing, and Acquiror will take all or any action require or advisable under any applicable Law in connection with the issuance of Acquiror Public Shares to the subscribers in the PIPE Financing at or prior to the Closing Date in accordance with the terms of the Subscription Agreements.

(e)          The Company will provide Acquiror and Holdings, as promptly as reasonably practicable, with such information concerning the Company and its Subsidiaries as may be necessary for the information concerning the Company and its Subsidiaries in the Form S-4, the Proxy Statement/Prospectus and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus, the solicitation of proxies thereunder, the calling and holding of the Acquiror Stockholders’ Meeting and the preparation and filing of the Other Filings. The information relating to the Company and its Subsidiaries furnished by or on behalf of the Company and its Subsidiaries in writing expressly for inclusion in the Form S-4 and the Proxy Statement/Prospectus will not, as of (i) the date of mailing of the Proxy Statement/Prospectus to the holders of Acquiror Common Stock, (ii) the time of the Acquiror Stockholders’ Meeting or (iii) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Acquiror and Holdings will use their reasonable best efforts to ensure that the Form S-4 and Proxy Statement/Prospectus do not, as of (i) the date on which the Proxy Statement/Prospectus is distributed to the holders of Acquiror Common Stock, (ii) as of the date of the Acquiror Stockholders’ Meeting and (iii) the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (provided that Acquiror and Holdings will not be responsible for the accuracy or completeness of any information relating to the Company or any other information, in each case, furnished in writing by the Company or its Subsidiaries expressly for inclusion in the Form S-4 or Proxy Statement/Prospectus).

(f)           With respect to any Acquiror Stockholder outreach by Acquiror in connection with the Acquiror Stockholders’ Meeting, the Company will use its commercially reasonable efforts to provide to Acquiror, and the Company will use its commercially reasonable efforts to cause their Affiliates and Representatives, including legal and accounting representatives, to provide to Acquiror, all cooperation reasonably requested by Acquiror that is customary and reasonable in connection with Acquiror Stockholder outreach for the Acquiror Stockholders’ Meeting, which commercially reasonable efforts will include, among other things, (i) furnishing Acquiror reasonably promptly following Acquiror’s request, with information reasonably available to it regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for such outreach activities, (ii) causing each of their Representatives with appropriate seniority and expertise to participate in a reasonable number of virtual meetings (including customary one-on-one virtual meetings), presentations and due diligence sessions and drafting sessions in connection with such outreach activities, (iii) assisting with the preparation of marketing materials and similar documents required in connection with any such outreach activities, (iv) providing reasonable assistance to Acquiror in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in any outreach activities, and (v) cooperating with requests for due diligence to the extent customary and reasonable.

(g)          Acquiror will include in the Proxy Statement/Prospectus the unanimous recommendation of its board of directors that the holders of Acquiror Common Stock vote in favor of the Voting Matters, and will otherwise take all lawful action to solicit and obtain the Acquiror Stockholder Approval. Neither Acquiror’s board of directors nor any committee thereof will withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of Acquiror’s board of directors that the Acquiror Stockholders vote in favor of the Voting Matters.

(h)          Acquiror and Holdings will take all action necessary under applicable Law to, in consultation with the Company, establish a record date for, call, give notice of and hold a meeting of the Acquiror Stockholders to consider and vote on the Voting Matters at the Acquiror Stockholders’ Meeting. The Acquiror Stockholders’ Meeting will be held as promptly as practicable, in accordance with applicable Law and Acquiror’s Organizational Documents, after the date on which all comments to the Proxy Statement/Prospectus have been cleared by the SEC. Acquiror will take all reasonable measures to ensure that all proxies solicited in connection with Acquiror Stockholders’ Meeting are solicited in compliance with applicable Law.

(i)            Holdings and Acquiror will establish an escrow account pursuant to the Subscription Agreements (the “PIPE Escrow”). The PIPE Escrow will provide that the proceeds from the PIPE Placement will be disbursed either to (i) Holdings upon the consummation of the Transactions, in which case such proceeds will be reduced by the aggregate par value of the Acquiror Common Stock that is disbursed to Acquiror or (ii) to the PIPE Investors if the Mergers are not consummated, in each case, as provided in the Subscription Agreements.

(j)            Holdings and Acquiror will make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” Laws and any rules and regulations thereunder.

Section 7.3.          Holdings Stockholder Approval. Immediately (but in any event within 24 hours) following the execution of this Agreement, Acquiror will (i) approve and adopt this Agreement and the other Transactions, as the sole stockholder of Holdings and (ii) deliver copies of such approval to the Company.

Section 7.4.          Merger Sub Corp Stockholder and Merger Sub LLC Approval. Immediately (but in any event within 24 hours) following the execution of this Agreement, Holdings (i) will approve and adopt this Agreement and the other Transactions, as the sole stockholder of Merger Sub Corp and as the sole member of Merger Sub LLC, respectively and (ii) deliver copies of such approvals to the Company.

Section 7.5.           Efforts to Consummate the Transactions.

(a)          Subject to the terms and conditions herein provided, each Acquiror Party and the Company will (i) at the request of the other Party, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the RH Merger, the PCT Merger and the other Transactions and (ii) use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Mergers and other Transactions, to satisfy the conditions to the obligations to consummate the Mergers and other Transactions, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the Parties the benefits contemplated by this Agreement, including, using its reasonable best efforts to obtain all Permits, consents, waivers, approvals, authorizations, qualifications and Orders of any Governmental Authority as are necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. Without limiting the foregoing, Acquiror and Holdings will take all action necessary to cause each of Merger Sub Corp and Merger Sub LLC to perform its obligations under this Agreements.

(b)          In furtherance and not in limitation of Section 7.5(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Acquiror Party and the Company agree to promptly (but in any event no later than 10 Business Days after the date hereof) make any required filing or application under Antitrust Laws, as applicable. The HSR Filing fees and any other applicable fees with respect to any and all notifications required under the HSR Act in order to consummate the transactions contemplated in this Agreement will be shared equally by Company and the Acquiror. Each Acquiror Party and the Company agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each Acquiror Party and the Company will, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by private Persons, (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the Transactions, (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties will keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)          No Acquiror Party or the Company will take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Acquiror Parties and the Company further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other Order or ruling or statute, rule or regulation that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.6.          Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company will take all such reasonable steps (to the extent permitted under applicable Law), including the board of directors of Acquiror or the Company, as applicable, adopting resolutions consistent with the interpretive guidance of the SEC, to cause any dispositions of Acquiror Common Stock or acquisitions of Holdings Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7.          Tax Matters.

(a)          Following the Closing, Holdings will, and will cause its Subsidiaries to, cooperate, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns and any audit or other Proceeding with respect to Taxes. Such cooperation includes the retention and (upon such other Party’s request) the provision of records and information that are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)          All transfer Taxes incurred in connection with this Agreement will be borne by each Person that is responsible for such Taxes under applicable Law. Holdings and each applicable Person will cooperate in filing, when required by applicable Law, all necessary documentation and Tax Returns with respect to such transfer Taxes.

(c)          Based on the applicable corporate law requiring the actual issuance of Acquiror Common Stock pursuant to the PIPE Placement, for U.S. federal income tax purposes, the PIPE Investors’ beneficial ownership of the Acquiror Common Stock will be disregarded as transitory, and the PIPE Placement will be treated as transferred by the PIPE Investors to Holdings for Holdings Common Shares as part of the same plan as the transfer of other property to Holdings for Holdings Common Shares, in a single integrated transaction that satisfies the requirements of Section 351 of the Code. Holdings and its Subsidiaries will report the exchanges resulting from the Mergers as nonrecognition transactions under either (i) Section 351 of the Code or (ii) a reorganization within the meaning of Section 368(a)(1)(B) of the Code and Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code, as applicable (collectively, the “Intended Tax Treatment”), unless otherwise required under applicable Law. This Agreement constitutes a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g). The Parties will not, and will cause their Affiliates to not, treat or report the Transactions in a manner inconsistent with the Intended Tax Treatment unless required to do so pursuant to a “final determination” within the meaning of Section 1313(a)(1) of the Code. From and after the date of this Agreement, none of the Parties will, nor will they permit any of their Affiliates to, knowingly take any action, cause any action to be taken or omit to take any action which could cause the transactions to fail to qualify for, or fail to be reported in a manner consistent with, the Intended Tax Treatment.

(d)          Notwithstanding anything to the contrary in this Agreement, the Company will not, and will not permit any other Person to, elect under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 to have the amendments made by such provisions apply to any income Tax Return of the Company with respect to any Tax period beginning on or before December 31, 2017.  The Parties agree that if the Internal Revenue Service (the “IRS”) (or applicable state Governmental Authority) issues a notice of final partnership adjustment assessing an “imputed underpayment” against the Company with respect to any Tax period (or portion thereof) beginning after December 31, 2017 and ending on or prior to the Closing Date, or any Tax period beginning on or before December 31, 2017 for which an election under Section 1101(g)(4) of the Bipartisan Budget Act of 2015 was made, the Company will make the election under Section 6226 of the Code (or any similar provision of Law) and the partnership representative and each Party agrees to cooperate, and to cause its respective Affiliates and the “partnership representative” and “designated individual” (as those terms are used in Section 6223 of the Code and Treasury Regulation Section 301.6223-1(b)(3) (or any similar provision of Law)) of the Company, to cooperate, with the Company and its Affiliates, in making such election, including by timely providing information reasonably requested by the Company and assisting the Company in the preparation of any statements or other information required to be provided to the IRS or any other Person as required by Section 6226 of the Code and the Treasury Regulations promulgated thereunder (or any similar provision of Law).  With respect to any income tax audit or other tax proceeding of the Company for which the Company is treated as a fiscally transparent entity, (i) the Person designated as the “partnership representative” on the 2019 (or if different, 2020) United States federal income tax return of the Company will be entitled to control such audit or other tax proceeding (the “Partnership Representative”), (ii) the Partnership Representative will be designated as the “tax matters partner” (as defined in Section 6231 of the Code (prior to amendment by the Bipartisan Budget Act of 2015) or any similar provision of Law) and the “partnership representative” (as defined in Section 6223 of the Code (after amendment by the Bipartisan Budget Act of 2015) or any similar provision of Law) of the Company, as applicable, (iii) the Partnership Representative may select any “designated individual” (as that term is used in Treasury Regulation Section 301.6223-1(b)(3) or any similar provision of Law), and (iv) the Parties and their Affiliates will cooperate in so designating the Partnership Representative as the “tax matter partner” and “partnership representative” of the Company and, as reasonably requested by the Partnership Representative, will cooperate with the Partnership Representative in connection with any such audit or other tax proceeding.

(e)          On or prior to the Closing Date, Acquiror will deliver to Holdings a duly executed certificate, in form and substance as prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), stating that Acquiror is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(f)           Prior to the Closing Date, the Company may, at its sole discretion, file an election pursuant to Treasury Regulations Section 301.7701-3 to be treated as a corporation for U.S. federal Tax purposes, and such election, if made, will be effective prior to the Closing Date.

(g)          The Parties agree that the Partnership Representative will be responsible for preparing and filing all Tax Returns of the Company for Tax Periods that end on the Closing Date.

Section 7.8.           Form 8-K; Press Releases.

(a)          As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Company at least two Business Days before its filing deadline and which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Acquiror and the Company will also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to Acquiror and the Company.

(b)          At least five days prior to the Closing, the Company and Acquiror will begin preparing, in consultation with Acquiror, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Mergers pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, Acquiror and the Company will prepare a mutually agreeable press release announcing the consummation of the Mergers (the “Closing Press Release”). Concurrently with the Closing, Holdings will distribute the Closing Press Release and, as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

Section 7.9.          Fees and Expenses. Whether or not the Mergers are consummated, all fees and expenses incurred in connection with this Agreement, the other Transaction Documents, the Mergers and the Transactions will be paid by the Party incurring such fees or expenses, except as otherwise set forth in this Agreement, including with respect to the D&O Tail Policy, the Acquiror D&O Tail Policy and one-half of the fees for the HSR Filing.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1.          Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions will be subject to the satisfaction (or waiver by such Party, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          There is no Law or Order which (i) is in effect and (ii) has the effect of preventing, or making illegal, the consummation of the Transactions (a “Closing Legal Impediment”);

(b)          The Acquiror Stockholder Approval has been obtained in accordance with the provisions of Acquiror’s Organizational Documents and the DGCL;

(c)          The Form S-4 containing the Proxy Statement/Prospectus has become effective and no stop order suspending the effectiveness of the Form S-4 is in effect and no proceedings for that purpose is pending before or threatened by the SEC;

(d)          The Holdings Common Shares have been approved for listing on Nasdaq;

(e)          After giving effect to all redemptions of Acquiror Public Shares pursuant to the Offer, Acquiror will have net tangible assets of at least $5,000,001 upon consummation of the Mergers;

(f)           The PIPE Financing has been consummated pursuant to the Subscription Agreements; and

(g)          The waiting period for the HSR Filing has expired or been terminated.

Section 8.2.          Conditions to Obligations of the Acquiror Parties. The obligations of the Acquiror Parties to consummate the Transactions will be subject to the satisfaction (or waiver by such Party, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          The Fundamental Representations are true and correct in all material respects at and as of the Closing Date as though such Fundamental Representations were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which will be so true and correct only as of such specified date), except to the extent of changes or developments contemplated by the terms of this Agreement. All representations and warranties set forth in Article III (other than the Fundamental Representations), without giving effect to materiality, Material Adverse Effect or similar qualifications, are true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which will be so true and correct only as of such specified date), except to the extent (i) of changes or developments contemplated by the terms of this Agreement and (ii) the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          The Company has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company at or prior to the Closing; provided, that except in the case of willful breach, any failure to obtain Employment Agreements under Section 5.3 will not be taken into account when determining whether the Company has performed in all material respects;

(c)          There has been no event that is continuing that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)          Acquiror has received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c);

(e)          The Company has executed and delivered to Acquiror a counterpart signature page to each Transaction Documents to which it is a party;

(f)           The Company has caused the PCT Securityholders representing at least 70% of the issued and outstanding Company LLC Interests to execute and deliver to Acquiror a counterpart signature page to the Investor Rights Agreement;

(g)          Acquiror has received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries, as in effect on the Closing Date, are attached to such certificate; and

(h)          Acquiror has received a certificate, signed by an officer of the Company, certifying that true, complete and correct copies of (i) the PCT Securityholder Approval, and (ii) the resolutions of the directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and performance by the Company of the Transactions, including the Mergers, each having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Acquiror on behalf of the Acquiror Parties.

Section 8.3.          Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions will be subject to the satisfaction (or waiver by such Party, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          The representations and warranties of the Acquiror Parties set forth in this Agreement are true and correct in all material respects, as of the date hereof and as of the Closing, except (i) to the extent of changes or developments contemplated by the terms of this Agreement and (ii) for such representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time);

(b)          The Acquiror Parties have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Acquiror Parties at or prior to the Closing;

(c)          There has been no event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Acquiror Material Adverse Effect;

(d)          The Company has received a certificate, signed by the chief executive officer or chief financial officer of Acquiror, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c);

(e)          Each Acquiror Party, Roth and C-H have executed and delivered to the Company a counterpart signature page to each of the Transaction Documents to which it is a party;

(f)           The Post-Closing Holdings Directors have been appointed to the board of Holdings effective as of the Closing;

(g)          To the extent not previously executed and delivered to the Company, Holdings has executed and delivered to the Company the ROFR Joinder;

(h)          Holdings has executed and delivered to the Company a joinder to the Convertible Notes Purchase Agreement as required thereunder;

(i)            Acquiror has delivered to the Company a certificate, signed by an officer of Acquiror certifying true, complete and correct copies of the resolutions duly adopted by the Acquiror Required Vote at the Acquiror Stockholders’ Meeting;

(j)            Acquiror has delivered to the Company a certificate, signed by an officer of the respective Acquiror Party, certifying true, complete and correct copies of (i) the resolutions of the sole stockholder of Holdings approving the consummation of the Transactions, (ii) the resolutions duly adopted by the sole stockholder of Merger Sub Corp approving the RH Merger and the consummation of the Transactions; (ii) the resolutions duly adopted by the sole member of Merger Sub LLC approving the PCT Merger and the consummation of the Transactions, (v) the resolutions duly adopted by Acquiror’s Board of Directors, Holdings’ board of directors, Merger Sub Corp’s board of directors and Merger Sub LLCs’ board of managers authorizing the execution, delivery and performance of this Agreement; and (vi) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by (x) all officers of Acquiror and Holdings, and Merger Sub LLC and Merger Sub Corp, if any and (y) all persons serving as directors of Acquiror, Holdings, Merger Sub LLC and Merger Sub Corp, immediately prior to the Closing;

(k)          Except for shares of Acquiror Common Stock issued pursuant to the Subscription Agreements, from the date of this Agreement through the Closing, no shares of Acquiror Common Stock have been issued to any Person; and

(l)            The Available Closing Date Total Cash is equal to or greater than the Minimum Cash without any breach, inaccuracy or failure to perform of any of the representations, warranties or covenants set forth in Section 4.5 or Section 6.1.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company.

ARTICLE IX.

TERMINATION

Section 9.1.          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)          by the mutual written consent of the Company and Acquiror duly authorized by each of their respective boards of directors;

(b)          by Acquiror, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company such that the conditions specified in Section 8.2(a) or Section 8.2(b) (as applicable) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company within 30 days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that Acquiror will not have the right to terminate this Agreement pursuant to this Section 9.1(c) if (x) it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or (y) the Company has filed (and is then pursuing) an action seeking specific performance as permitted by Section 10.7;

(c)          by the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of an Acquiror Party such that the conditions specified in Section 8.3(a) or Section 8.3(b) (as applicable) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Acquiror Parties within 30 days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the Outside Date; provided, that the Company will not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(d)          by the Company if (i) the covenants provided in Section 7.3 and Section 7.4 are not timely performed or (ii) Acquiror’s board of directors or any committee thereof has withdrawn or modified, or publicly proposed or resolved to withdraw or modify in a manner adverse to the Company, the recommendation of Acquiror’s board of directors that the Acquiror Stockholders vote in favor of the Voting Matters;

(e)          by either the Company or Acquiror:

(i)            after May 31, 2021 (the “Outside Date”), if the Closing has not occurred on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(e)(i) will not be available to a Party if the inability to satisfy such conditions was due to the failure of such Party to perform any of its obligations under this Agreement;

(ii)              if any Closing Legal Impediment is in effect and has become final and non-appealable; or

(iii)            if the Acquiror Stockholder Approval is not obtained at the Acquiror Stockholders’ Meeting duly convened or any adjournment or postponement thereof.

Section 9.2.          Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 (other than termination pursuant to Section 9.1(a)), written notice thereof will be given by the Party desiring to terminate to the Company (if the Acquiror is the terminating Party) and Acquiror (if the Company is the termination Party), specifying the provision hereof pursuant to which such termination is made. Upon a valid termination of the Agreement pursuant to Section 9.1, this Agreement will, following delivery of notice pursuant to this Section 9.2 or written consent pursuant to Section 9.1(a), be null and void and of no further force and effect (other than the provisions of Section 7.9, this Section 9.2 and ARTICLE X), and there will be no Liability on the part of an Acquiror Party or the Company or their respective directors, officers and Affiliates; provided, however, that nothing in this Agreement will relieve any Party from Liability for any intentional breach of this Agreement prior to such termination or for fraud, intentional misrepresentation or willful breach or misconduct. For the avoidance of doubt, the termination of this Agreement will not affect the obligations of Acquiror or its Affiliates under the Non-Disclosure Agreement.

ARTICLE X.

MISCELLANEOUS

Section 10.1.     Amendment or Supplement. This Agreement may only be amended or supplemented by written agreement signed by each of the Parties.

Section 10.2.      Extension of Time, Waiver, Etc. At any time prior to the Effective Time, the Acquiror Parties on the one hand and the Company on the other, may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of such other Party hereto, (b) extend the time for the performance of any of the obligations or acts of such other Party hereto or (c) waive compliance by such other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such other Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or an Acquiror Party in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 10.3.      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.3 will be null and void.

Section 10.4.      Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement) and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission (including DocuSign) will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission will be deemed to be their original signatures for all purposes.

Section 10.5.      Entire Agreement; No Third-Party Beneficiaries. Except for the provisions of Section 2.7, Section 5.6 and Section 6.3, which are intended to be enforceable by, and for the express benefit of, the Persons respectively referred to therein, this Agreement, the Disclosure Letter and the other Transaction Documents (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and will not confer any benefit upon any Person other than the Parties.

Section 10.6.      Governing Law. Except with respect to ARTICLE I and ARTICLE II and any related claims or causes of action, which will be governed by and construed in accordance with, the Laws of the State of Delaware, this Agreement, and all claims or causes of action that may be based upon, arise out of, or related to this Agreement or the negotiation, execution or performance of this Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, in each case, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 10.7.      Specific Enforcement.

(a)               The Parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of a Party hereunder to consummate the Mergers or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 9.1, each Party will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 10.6, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

(b)               Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 10.8.      Consent to Jurisdiction. The Parties agree to submit any matter or dispute resulting from or arising out of the execution, performance, interpretation, breach or termination of this Agreement to the non-exclusive jurisdiction of federal or state courts within the State of New York. Each of the Parties agrees that service of any process, summons, notice or document in the manner set forth in Section 10.9 hereof or in such other manner as may be permitted by Law, will be effective service of process for any action, suit or proceeding in the State of New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.8. Each of the Parties irrevocably and unconditionally agrees that it is subject to, and hereby submits to, the personal jurisdiction of the courts located in the State of New York for any action, suit or proceeding arising out of this Agreement or the Transactions and waives any objection to the laying of venue in the United States District Court for the Southern District of New York, or the New York state courts if the federal jurisdictional standards are not satisfied, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the fullEST extent permitted by applicable law, EACH OF THE PARTIES hereby irrevocably waiveS its rights to a trial by jury.

Section 10.9.      Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (a) when delivered personally by hand (with written confirmation of receipt), by 5:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery, (b) when sent by email (with written confirmation of transmission) if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such written confirmation; or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a Party may have specified by notice given to the other Parties pursuant to this Section 10.9):

If to an Acquiror Party:

Roth CH Acquisition I Co.
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660
Attention: Byron Roth
E-mail:

with a copy to:

Loeb & Loeb

345 Park Avenue, 19th Floor_

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

E-mail: mnussbaum@loeb.com

If to the Company:

PureCycle Technologies LLC

5950 Hazeltine National Drive, Suite 650

Orlando, FL 32822

Attention:        Michael Otworth

E-mail:

with a copy to:

Jones Day

1420 Peachtree Street

Atlanta, Georgia 30309

Attention:      Bryan E. Davis; Patrick S. Baldwin

E-mail:        bedavis@jonesday.com; pbaldwin@jonesday.com

Section 10.10.        Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.11.        Remedies. Except as otherwise provided in this Agreement (including Section 9.2), any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 10.12.       Trust Account; Waiver. Reference is made to the Prospectus. One or more Representatives of the Company have read the Prospectus, and the Company understands that Acquiror has established the Trust Account for the benefit of the Acquiror Public Stockholders and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Acquiror may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Acquiror agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, Contracts or agreements with Acquiror.

Section 10.13.        Definitions.

(a)               Certain Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acquiror Common Stock” means the shares of common stock, par value $0.0001 per share of Acquiror.

“Acquiror Financial Statements” means (a) the audited consolidated financial statements of the Acquiror as of and for the fiscal years ended December 31, 2018 and 2019, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the 12-month periods ended on such dates, and the audited consolidated cash flow statements for the 12-month periods ended on such dates, and (b) reviewed financial statements for the three and six month periods ended June 30, 2020 and 2019, consisting of the reviewed consolidated balance sheets as of such dates, the reviewed consolidated income statements for the three and six month periods ended on such dates, and the reviewed consolidated cash flow statements for the three and six month periods ended on such dates.

“Acquiror Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of Acquiror and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (i) conditions affecting the economy, financial, credit, debt, capital, or securities markets generally (including with respect to or as a result of COVID-19), (ii) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (iii) the engagement by the United States in, or escalation of, hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, (iv) changes or proposed changes in GAAP, (v) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (vi) general conditions in the industry in which Acquiror and its Subsidiaries operate (including with respect to or as a result of COVID-19), (vii) actions taken by the Company or its Affiliates, (viii) actions or omissions taken by Acquiror or any of its Subsidiaries that are required by this Agreement or any Transaction Document or taken with the prior written consent of the Company, (ix) the public announcement of the Transactions or the identity of Acquiror or the Company in connection with the Transaction, (x) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, (xi) pandemics, epidemics, earthquakes, hurricanes, tornados or other natural disasters, (xii) the failure by Acquiror to take any action that is prohibited by this Agreement unless the Company has consented in writing to the taking thereof, or (xiii) any change or prospective change in Acquiror’s or any of its Subsidiaries’ credit ratings, will not be taken into account in determining whether a “Acquiror Material Adverse Effect” has occurred, unless, such change, development, circumstance, effect, event or fact has a disproportionate effect on Acquiror and its Subsidiaries, taken as a whole, compared to other Persons in the industry or geographic regions in which Acquiror or its Subsidiaries conducts business.

“Acquiror Party” means each of Acquiror, Holdings and Merger Sub Corp and Merger Sub LLC.

“Acquiror Public Shares” means the shares of Acquiror Common Stock issued as a component of the Acquiror Units.

“Acquiror Public Stockholders” means the stockholders of Acquiror who hold Acquiror Units or Acquiror Common Stock initially purchased in the IPO.

“Acquiror Stockholders” means the holders of Acquiror Common Stock.

“Acquiror Transaction Expenses” means all fees, costs and expenses of the Acquiror Parties incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Acquiror Parties, whether paid or unpaid prior to the Closing, one-half of the HSR Filing fees, and costs resulting from the D&O Tail Policy and the Acquiror D&O Tail Policy.

“Acquiror Units” means a unit of Acquiror comprised of one share of Acquiror Common Stock and three-quarters of one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” mean any of the following transactions involving the Company or Acquiror (other than the transactions contemplated by this Agreement): (a) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering, or (b) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock, membership interests or other equity interests of the Company or Acquiror in a single transaction or series of transactions (other than the PIPE Financing).

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned, leased, subleased or licensed by such Person.

“Assumed Indebtedness” means the (a) debt relating to the Municipal Bond Documents, (b) the Convertible Notes issued or issuable pursuant to the Convertible Note Purchase Agreement and (c) the other Indebtedness being used to fund and construct the Company’s Ironton, Ohio plant, in each case as further described on Annex III, which includes, for informational purposes only, the current amounts of such Indebtedness on or about the date hereof.

“Available Closing Date Total Cash” means, as of immediately prior to the Closing Date, an aggregate amount equal to the result of (without duplication) (a) Available Closing Date Trust Cash, plus (b) the net amount of cash that has been funded to Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing, plus (c) the amount of cash held by Acquiror without restriction outside of the Trust Account and any interest earned on the amount of cash held inside the Trust Account.

“Available Closing Date Trust Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (a) the cash available to be released from the Trust Account, minus (b) the sum of all payments to be made as a result of the completion of the Offer and any redemptions of Acquiror Common Stock by any Redeeming Stockholders, minus (c) the Acquiror Transaction Expenses, minus (d) to the extent not included in the Acquiror Transaction Expenses, the sum of all outstanding deferred, unpaid or contingent underwriting, broker’s or similar fees, commissions or expenses owed by the Acquiror Parties or their respective Affiliates (to the extent the Acquiror Parties are responsible for or obligated to reimburse or repay any such amounts). For the avoidance of doubt, Available Closing Date Trust Cash will not be reduced by the Company Transaction Expenses.

“Business Day” means a day except a Saturday, a Sunday or any other day on which the Securities and Exchange Commission or banks in the City of New York are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, P.L. 116-136 (2020).

“Change in Control” means the occurrence of any of the following events: (a) the sale, lease, license, distribution, dividend or transfer, in a single transaction or a series of related transactions, of 50% or more of the assets of Holdings, as applicable, and its Subsidiaries taken as a whole, (b) a merger, consolidation or other business combination of Holdings (or any Subsidiary or Subsidiaries that alone or together represent more than 50% of the consolidated revenues or consolidated assets of Holdings at that time) or any successor or other entity holding 50% or more all of the assets of Holdings and its Subsidiaries that results in the stockholders of Holdings (or such Subsidiary or Subsidiaries) or any successor or other entity holding 50% or more of the assets of Holdings and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or series of related transactions holding, directly or indirectly, less than 50% of the voting power of Holdings (or such Subsidiary or Subsidiaries) or any successor, other entity or surviving entity thereof, as applicable, immediately following the consummation of such transaction or series of related transactions, or (c) any one Person (other than the Company or its respective Affiliates) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), acquiring beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of equity securities of Holdings which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of Holdings.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Transaction Expenses” means all accrued fees, costs and expenses of the Company and its Subsidiaries incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the Company and its Subsidiaries, whether paid or unpaid prior to the Closing.

“Company Warrants” means the warrants listed in Exhibit I.

“Contracts” means any and all written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and other instruments and interests therein, and all amendments thereof.

“Convertible Notes” means the Company Class A Unit Convertible Notes issued pursuant to the Convertible Notes Purchase Agreement.

“Convertible Notes Purchase Agreement” means the Note Purchase Agreement dated October 6, 2020, among the Company and Purpose Alternative Credit Fund – T LLC, Purpose Alternative Credit Fund – F LLC, Magnetar Structured Credit Fund, LP, Magnetar Longhorn Fund LP, Magnetar PRCL Holdings Limited, and Magnetar Lake Credit Fund LLC.

“Convertible Notes Shares” means with respect to additional PCT Merger Shares, a number of Holdings Common Shares equal to (a) the product of (i) the number of Company LLC Interests issued upon conversion of the Convertible Notes between the date of this Agreement and the Closing Date and (ii) the quotient obtained by dividing (A) the PCT Merger Shares by (B) the aggregate number of Company LLC Interests outstanding on the Closing Date less the number of Company LLC Interests issued upon conversion of the Convertible Notes between the date of this Agreement and the Closing Date.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Law” means the CARES Act, the Families First Coronavirus Response Act of 2020 or any Law intended to address the consequences of COVID-19.

“COVID-19 Measures” means any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of COVID-19, including the COVID-19 Law.

“Disclosure Letter” means the Disclosure Letter delivered to Acquiror on the date hereof.

“Environmental and Safety Requirements” means all Laws, Orders, contractual obligations and all common Law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” means shares of Acquiror Common Stock, if any, (a) held in the treasury of Acquiror or (b) for which an Acquiror Public Stockholder has demanded that Acquiror redeem such shares of Acquiror Common Stock.

“Form S-4” means the registration statement on Form S-4 of Holdings with respect to registration of the Holdings Common Shares to be issued in connection with the Transactions (including the Earnout Shares).

“Fundamental Representations” means the representations and warranties of the Company set forth in Section 3.1 (Organization, Qualification and Standing), Section 3.2 (Authority; Enforceability), Section 3.3 (Consents; Required Approvals), Section 3.4 (Non-Contravention), Section 3.5 (Capitalization), and Section 3.24 (Brokers and Other Advisors).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (c) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (d) any self-regulatory organization or (e) any official of any of the foregoing.

“Holdings Common Share Price” means the closing price on Nasdaq of the Holdings Common Shares, per share, following the Closing.

“Holdings Common Shares” means the shares of common stock of Holdings, having a par value of $0.001.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means without duplication, the following obligations of a Person, whether or not contingent, in respect of: (a) any indebtedness for borrowed money, including, for the avoidance of doubt, the Assumed Indebtedness, (b) any obligation evidenced by bonds, debentures, notes, or other similar instruments, (c) any reimbursement obligation with respect to mortgages, letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company or its Subsidiaries (inclusive of any current portion thereof), (d) any obligation of the type referred to in clauses (a) through (c) of another Person the payment of which such first Person or any of its Subsidiaries has guaranteed or for which such first Person or any of its Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, and (e) any accrued interest, payment, fines, fees, penalties, expenses or other amounts applicable to or otherwise incurred in connection with or as a result of any payment (including prepayment or early satisfaction) of any obligation described in clauses (a) through (d). For purposes of calculating “Indebtedness”, any amount that is conditioned upon the Closing will be included in the calculation of Indebtedness as though the Closing occurred immediately prior to such calculation. For the avoidance of doubt, Indebtedness will not include any deferred revenue of the Company or its Subsidiaries or any Taxes.

“Indenture Documents” means the Indenture dated October 7, 2020, by and between the Company and U.S. Bank National Association, as trustee and collateral agent, and all other documents relating to the transactions contemplated thereby.

“Insiders” means Acquiror’s sponsor, officers, directors and any holder of Insider Shares as set forth on Annex IV.

“Insider Shares” means the 1,912,500 shares of Acquiror Common Stock held or controlled by Acquiror’s Insiders.

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, discoveries, improvements, ideas, Know-How, methodology, models, algorithms, formulae, systems, processes, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, extensions, and other extension of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; (g) internet websites, domain names and applications and registrations pertaining thereto; and (h) social media accounts, and all content contained therein.

“IPO” means the initial public offering of Acquiror pursuant to a prospectus dated May 4, 2020 (the “Prospectus”).

“Know-How” means all information, inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, data, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge” means, (a) in the case of Acquiror, the actual knowledge after reasonable inquiry, of Acquiror’s executive officers and (b) in the case of the Company, the actual knowledge, after reasonable inquiry of the individuals set forth on Section 10.13 of the Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, third-party-claim, encroachment, right-of-way, option, or other similar arrangement or interest in real or personal property, but excluding Intellectual Property licenses and covenants not to sue.

“Losses” mean any claims, losses, royalties, Liabilities, damages, deficiencies, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding).

“Material Adverse Effect” means any change, development, circumstance, effect, event or fact that has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any change, development, circumstance, effect, event or fact arising from or related to: (a) conditions affecting the economy, financial, credit, debit, capital or securities markets generally (including with respect to or as a result of COVID-19), (b) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, act of war, sabotage, or terrorism or military actions, (c) the engagement by the United States in, or escalation of, hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, (d) changes or proposed changes in GAAP, (e) changes or proposed changes in any Law or other binding directives issued by any Governmental Authority, (f) general conditions in the industry in which the Company and its Subsidiaries operate (including with respect to or as a result of COVID-19), (g) actions or omissions taken by Acquiror or its Affiliates, (h) actions taken by the Company or any of its Subsidiaries that are required by this Agreement or any Transaction Document or taken with the prior written consent of Acquiror, (i) the public announcement of the Transactions or the identity of Acquiror or the Company in connection with the Transaction; (j) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, (k) pandemics, epidemics, earthquakes, hurricanes, tornados or other natural disasters, (l) the failure by the Company to take any action that is prohibited by this Agreement unless Acquiror has consented to in writing to the taking thereof, or (m) any change or prospective change in the Company’s or any of its Subsidiaries’ credit ratings, will not be taken into account in determining whether a “Material Adverse Effect” has occurred, unless, in the cases of clauses (a), (b), (c), (d) and (e), such change, development, circumstance, effect, event or fact has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other Persons in the industry in which the Company or its Subsidiaries conducts business.

“Minimum Cash” means an amount equal to $250,000,000.

“Municipal Bond Documents” means the Limited Offering Memorandum, dated September 23, 2020, between the PureCycle: Ohio LLC and the Southern Ohio Port Authority, in connection with the bond offering by Southern Ohio Port Authority to PureCycle: Ohio LLC, and all other documents relating thereto.

“Nasdaq” means The Nasdaq Capital Stock Market, LLC.

“Non-Disclosure Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated as of July 17, 2020 by and between the Company and Acquiror.

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, award or binding determination issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course” means in the ordinary course of business of the Company and any of its Subsidiaries consistent with past practice before the date hereof, including any actions to comply with COVID-19 Measures.

“Organizational Documents” means the certificate or articles of incorporation and bylaws, certificate or articles of organization and limited liability company or operating agreement or similar constitutional documents as in effect from time to time including any amendments thereto.

“PCT Closing Merger Consideration” means (a) PCT Merger Shares, and (b) the assumption by Acquiror of the Assumed Indebtedness.

“PCT Merger Consideration” means, collectively, the PCT Closing Merger Consideration and the PCT Earnout Share Consideration, if any.

“PCT Merger Shares” means 83,500,000 Holdings Common Shares with a deemed price per share of $10.00, subject to adjustment pursuant to Section 2.3.

“PCT Securityholder Approval” means the approval and adoption of the PCT Merger, this Agreement and the Transactions by the requisite affirmative vote or consent of the PCT Securityholders in accordance with the DLLCA and the Organizational Documents of the Company.

“PCT Securityholders” means the holders of Company LLC Interests.

“PCT Surviving Company Common Unit” means a unit of limited liability company interest in the PCT Surviving Company.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority.

“Permitted Liens” means only (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves have been created in the applicable financial statements; (b) workers or unemployment compensation Liens arising in the Ordinary Course; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course securing amounts that are past due and being contested in good faith, and for which appropriate and adequate reserves have been created in the applicable financial statements, or not delinquent; (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the respective businesses of the Company or any of its Subsidiaries as presently conducted; (e) title of a lessor under a capital or operating lease, (f) Liens securing existing Indebtedness of the Company and its Subsidiaries; (g) Liens imposed by applicable securities Laws; (h) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or its Subsidiary’s assets that are subject thereto; and (i) rights of first refusal, right of first offer, proxy, voting trusts, voting agreements or similar arrangements.

“Person” means an individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, trust or any other entity, including a Governmental Authority.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the proxy statement, relating to the transactions contemplated by this Agreement, which will constitute a proxy statement of Acquiror to be used for the Acquiror Stockholders’ Meeting to approve the Voting Matters and a prospectus with respect to the Holdings Common Shares to be offered and issued as part of the transactions contemplated by this Agreement, in all cases in accordance with and as required by the Acquiror’s Organizational Documents, applicable Law and the rules and regulations of the SEC.

“Pure Crown/BMW Purchase Agreement” means the Class A Purchase Agreement, dated October 4, 2020, among the Company, Pure Crown LLC and BMW i Ventures SCS, SICAV-RAIF.

“Redeeming Stockholder” means a holder of Acquiror Common Stock who accepts the Offer or otherwise demands that Acquiror redeem its Acquiror Common Stock into cash in connection with the Transactions and in accordance with the Acquiror’s Organizational Documents.

“Representative” means, with respect to any Person, each of such Person’s Affiliates and its and their directors, officers, and employees, shareholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such Person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as sales representatives, consultants, intermediaries, contractors, and distributors and anyone acting on behalf of the Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Takeover Laws” means any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote Acquiror Common Stock, including any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover Law.

“Tax” or “Taxes” means (a) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, utility, unemployment compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not; (b) Liability for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (c) Liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in (a) or (b).

“Tax Return” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and will include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Transaction Documents” means, collectively, this Agreement, the Investor Rights Agreement, the Founder Support Agreement, the Company Support Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Transactions” refers collectively to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Mergers, the PIPE Financing and the Holdings Contribution.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Warrant Agreement” means that certain Warrant Agreement, dated as of April 23, 2020 between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

(b)               Cross-References. The following terms are defined in the sections referenced in the table below.

Acquiror	Preamble
Acquiror Certifications	Section 4.12(c)
Acquiror Common Share	Section 2.1(a)
Acquiror D&O Tail Policy	Section 6.3
Acquiror Required Vote	Section 4.26
Acquiror SEC Documents	Section 4.12(a)
Acquiror Stockholder Approval	Section 7.2(b)
Acquiror Stockholders’ Meeting	Section 7.2(a)
Affiliate Transaction	Section 3.22
Agreement	Preamble
Alternative Proposal	Section 7.1
Amended and Restated Bylaws of Holdings	Section 1.5(c)
Amended and Restated Certificate of Incorporation of Holdings	Section 1.5(c)
Annual Financial Statements	Section 3.7
Anti-Corruption Laws	Section 3.13(a)
Antitrust Laws	Section 7.6(b)
Balance Sheet Date	Section 3.7
Benefit Arrangement	Section 3.20(a)
Bonds	Section 3.16(a)
Business	Recitals
Certificates of Merger	Section 1.2(b)
Certificates	Section 2.4(a)
C-H	Recitals
Closing Date Certificate	Section 1.1
Closing Date	Section 1.3
Closing Form 8-K	Section 7.8(b)
Closing Legal Impediment	Section 8.1(a)
Closing Press Release	Section 7.8(b)
Closing	Section 1.3
Company Financial Statements	Section 3.7
Company LLC Interests	Section 3.5(a)
Company Support Agreement	Recitals
Company	Preamble
Computer Systems	Section 3.15(h)
D&O Tail Policy	Section 5.6(a)
DGCL	Recitals
DLLCA	Recitals
Earnout Period	Section 2.7(a)
Earnout Shares	Section 2.7(a)
Effective Time	Section 1.2(b)
Employment Agreements	Section 5.3
ERISA	Section 3.20(a)
ERISA Affiliate	Section 3.20(d)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(b)
Export Control Laws	Section 3.13(a)
Founder Support Agreement	Recitals

Holders	Section 2.4(b)
Holdings	Preamble
Holdings Contribution	Section 1.2(c)
Holdings Equity Compensation Plan	Section 7.2(b)
HSR Filing	Section 3.3
Indemnified Persons	Section 5.6(b)
Insider Letter Agreement	Section 4.24
Intended Tax Treatment	Section 7.7(c)
Interim Financial Statements	Section 3.7
International Trade Control Laws	Section 3.13(a)
Investor Rights Agreement	Recitals
IRS	Section 7.7(d)
Key Employees	Section 5.3
Leased Real Property	Section 3.12(b)
Material Contract	Section 3.23(a)
Material Customer	Section 3.18
Merger Sub Corp Common Stock	Section 4.5(c)
Merger Sub Corp	Preamble
Merger Sub LLC	Preamble
Mergers	Recitals
Non-PEO Benefit Arrangements	Section 3.20(a)
Offer	Section 7.2(b)
Other Filings	Section 7.2(a)
Outside Date	Section 9.1(e)(i)
Outstanding Holdings Shares	Section 4.5(b)
Owned Intellectual Property	Section 3.15(a)
Owned Real Property	Section 3.12(a)
Partnership Representative	Section 7.7(d)
Party	Preamble
PCT Certificate of Merger	Section 1.2(b)
PCT Earnout Share Consideration	Section 2.7(a)
PCT Effective Time	Section 1.2(b)
PCT Merger	Recitals
PCT Securityholder Allocation Schedule	Section 2.2(a)
PCT Surviving Company	Section 1.2(b)
PEO Benefit Arrangements	Section 3.20(a)
Personal Information	Section 3.15(i)
PIPE Escrow	Section 7.2(i)
PIPE Financing	Recitals
PIPE Investor	Section 4.19
PIPE Placement	Recitals
Pre-PIPE Financing	Recitals
Policies	Section 3.16(a)
Post-Closing Holdings Directors	Section 1.6
Prohibited Party	Section 3.13(b)
Required Financial Statements	Section 5.4

RH Certificate of Merger	Section 1.2(a)
RH Effective Time	Section 1.2(a)
RH Merger	Recitals
RH Merger Consideration	Section 2.1(a)
RH Per Share Merger Consideration	Section 2.1(a)
RH Surviving Company	Section 1.2(a)
ROFR Agreement	Recitals
ROFR Joinder	Recitals
Roth	Recitals
Sanction Laws	Section 3.13(a)
September 30 Financials	Section 5.4
Subscription Agreement	Recitals
Target Price	Section 2.7(a)(i)
Trust Account	Section 4.8
Trust Agreement	Section 4.8
Trustee	Section 4.8
Voting Matters	Section 7.2(b)

Section 10.14.        Interpretation.

(a)               When a reference is made in this Agreement to an Article, a Section, Exhibit or Annex, such reference will be to an Article of, a Section of, or an Exhibit or Annex to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and all rules and regulations promulgated thereunder, unless the context requires otherwise. References to a Person are also to its permitted successors and assigns. The word “or” will not be exclusive. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) will be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” means United States Dollars.

(b)               The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.15.        Publicity. Except as required by Law or as contemplated by this Agreement, the Parties agree that neither they nor their agents will issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Party hereto. If a Party is required to make such a disclosure as required by Law, the Parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued.

Section 10.16.        Nonsurvival of Representations. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and each such representation, warranty, covenant, obligation and other agreement will terminate and expire upon the occurrence of the Effective Time (and there will be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing (and this ARTICLE X as applicable to such covenants and agreements) and (b) this Section 10.16.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ROTH CH ACQUISITION I CO.

By:	/s/ Byron Roth
Name: Byron Roth
Title: Chairman and CEO

ROTH CH MERGER SUB CORP

By:	/s/ Byron Roth
Name: Byron Roth Title: Chairman and CEO

ROTH CH MERGER SUB LLC

By:	/s/ Byron Roth
Name: Bryon Roth
Title: Chairman and CEO

ROTH CH ACQUISITION I CO. PARENT CORP.

By:	/s/ Byron Roth
Name: Byron Roth
Title: Chairman and CEO

[Signature Page to Agreement and Plan of Merger]

PURECYCLE TECHNOLOGIES LLC

By:	/s/ Michael Otworth
Name: Michael Otworth
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX III

ASSUMED INDEBTEDNESS

1.	Convertibles notes in an amount of $48,000,000 issued by the Company on October 7, 2020, pursuant to the Convertible Notes Purchase Agreement and all other documents relating thereto. The full amount under such convertible notes is outstanding. Additionally, pursuant to the Convertible Notes Purchase Agreement, the investors listed therein may purchase an additional $12,000,000 of convertible notes of the Company within 45 days after the execution of this Agreement.

2.	Bonds issued by the Southern Ohio Port Authority pursuant to the Municipal Bond Documents, in the following amounts: (a) $219,550,000 Exempt Facility Revenue Bonds (Tax-Exempt Series 2020A), (b) $20,000,000 Subordinate Exempt Facility Revenue Bonds (Tax Exempt Series 2020B), and (c) $10,000,000 Subordinate Exempt Facility Revenue Bonds (Tax Exempt Series 2020C) and related Guaranty of Completion, dated October 7, 2020, by and between the Company and UMB Bank, N.A. The full amount of each bond is outstanding.

3.	Any letters of credit or similar obligations issued in connection with the construction of the Ironton, Ohio plant the incurrence or issuance of which has been consented to by Acquiror in accordance with Section 5.1 of this Agreement.

4.	Note issued by PNC Bank in an amount of $313,500, pursuant to the Paycheck Protection Program Term Note, dated May 4, 2020, by and between the Company and PNC Bank, and all other documents relating thereto. The full loan amount is outstanding. In accordance with applicable COVID-19 Law, the Company has applied for forgiveness of such loan and such application is under review by PNC Bank.

5.	Note issued to Auto Now Acceptance Co., LLC in an amount of $12,162,162.16, pursuant to the Third Amended and Restated Promissory Note, between the Company and Auto Now, dated May 29, 2020, as amended, and all other documents relating thereto.

Annex III

ANNEX IV

INSIDERS

Roth Capital Partners, LLC

Byron Roth

AMG Trust Established January 23, 2007

Aaron Gurewitz

Gordon Roth

Ted Roth

Craig-Hallum Capital Group LLC

Anthony Stoss

James Zavoral

Kevin Harris

Rick Hartfiel

Brad Baker

George Sutton

Michael Malouf

Ryan Hulstrand

John Lipman

Adam Rothstein

Hampstead Park Capital Management LLC

Molly Hemmeter

Annex IV